LEASE AGREEMENT

BY AND BETWEEN

NEW RIVER ASSOCIATES

AS LANDLORD

AND

SANDSTROM AS SEEN ON TV FRANCHISING COMPANY

doing business as

As Seen On TV

AS TENANT

FOR PREMISES LOCATED WITHIN

Arrowhead Towne Center

Glendale, Arizona

TABLE OF CONTENTS

Article Page

1. FUNDAMENTAL LEASE PROVISIONS	1

2. PREMISES	2

3. CONSTRUCTION OF IMPROVEMENTS	3

4. TERM .	3

5. RENT.	3

6. SECURITY DEPOSIT	5

7. GROSS SALES .	6

8. INDEMNITY AND INSURANCE	6

9. UTILITIES	8

10. USE AND OPERATION	8

11. SIGNS	9

12. REPAIRS, MAINTENANCE, IMPROVEMENTS AND COMPLIANCE WITH LAW	9

13. SURRENDER OF PREMISES	11

14. ASSIGNMENT AND SUBLETTING	11

15. TRANSFER OF LANDLORD’S INTEREST	13

16. COMMON AREA	13

17. LANDLORD’S RESERVATION OF RIGHTS	13

18. NOTICES	15

19. DEFAULTS BY TENANT	15

20. LANDLORD’S REMEDIES	16

21. DEFAULTS BY LANDLORD	17

22. COSTS OF SUIT	17

23. DAMAGE AND DESTRUCTION	17

24. CONDEMNATION	18

25. HAZARDOUS MATERIALS	18

26. SUBORDINATION AND ESTOPPEL	19

27. MISCELLANEOUS	19

Exhibits

A Depiction of Center B Depiction of Premises C Provisions for the Design and Construction of the Premises D Certain Defined Terms E Center Rider F Intentionally Omitted G Monthly and Annual Sales Statement Form

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of this day of 2007 (“Effective Date”) by and between NEW RIVER ASSOCIATES, an Arizona general partnership (“Landlord”) and SANDSTROOM AS SEEN ON TV FRANCHISING COMPANY, a Nevada corporation (“Tenant”).

W I T N E S S E T H:

In consideration of the rents to be paid and the covenants to be performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following described Premises, upon the following terms and conditions (capitalized terms used herein without definition shall have the meanings ascribed to such terms in Exhibit D):

1.	FUNDAMENTAL LEASE PROVISIONS

1.1.	Center: Arrowhead Towne Center, located in the City of (Section 2.1) Glendale, County of Maricopa, State of Arizona

1.2.	Premises: Space #2136 (Section 2.2)

1.3.	Floor Area of the 532 square feet (Section 2.2) Premises:

1.4.	Term: From the Delivery Date until the Expiry Date, unless (Section 4.1) sooner terminated pursuant to the terms of this Lease.

1.5.	Required Opening January 1, 2007 (Section 3.2) Date:

1.6.	Rent January 1, 2007 Commencement Date:

1.7.	Expiry Date:	December 31, 2008
1.8.	Fixed Minimum	Annual Fixed		Monthly		(Section 5.5)
	Rent:	Dates	Minimum Rent	* Fixed Minimum Rent	*
		†-Expiry Date	$47,880.00	$3,990.00
		†From the Rent Commencement Date
		*Subject to the provisions of Section 5.5.1.
1.9.	Percentage Rent	6%				(Section 5.6)
	Rate:

1.10.	Annual Base Sales: Annual Monthly (Section 5.6) Dates Base Sales** Base Sales**
		‡ -Expiry Date $798,000.00 $66,500.00 ‡From the Rent Commencement Date **Subject to increase pursuant to Section 5.6.1

1.11.
Permitted Use: The Premises shall be used only for the sale at retail (Section 10.1) of "As Seen On TV" merchandise, which shall include but not be limited to apparel and jewelry; provided, the Floor Area devoted to the display of the apparel and jewelry shall not exceed, in the aggregate, five percent (5%) of the sales Floor Area of the Premises. The Premises shall be used for no other use or purpose.

1.12.	Trade Name: As Seen On TV (Section 10.1)

1.13.	Security Deposit: None (Article 6)

1.14.	Marketing Fund $1,596.00 per annum, subject to increases pursuant (Section 5.8) Charge: to Section 5.8

1.15.
Center Hours: Monday through Saturday: 10:00 am to 9:00 pm and Sunday: 11:00 am to 6:00 pm, or such other hours that the Center is open for business as such hours are designated from time-to-time by Landlord.

1.16.	Radius:	5 miles, measured from the outside boundaries of the Center, as the Center is constituted on the Effective Date.	(Section 10.4)
1.17.	Landlord’s Address For Notices:	New River Associates 7700 West Arrowhead Towne Center Glendale, Arizona 85308 Attention: Center Manager	(Section 18.1)
With a copy of notices to:
New River Associates j Macerich Company P.O. Box 2172 401 Wilshire Boulevard, Suite 700 Santa Monica, California 90407 Attention: Legal Department
1.18.	Tenant’s Address For Notices:	SANDSTROM As Seen On TV Franchising Company 15974 North 77th Street, Suite 102 Scottsdale, AZ 85260 Attention: Timothy J. McCarthy	(Section 18.1)
1.19.	Address For Payment of Rent:	New River Associates P.O. Box 52638 Phoenix, Arizona 85072-2638
1.20.	Landlord’s Broker(s):	Westcor Partners, LLC	(Section 27.6)
1.21.	Tenant’s Broker(s):	None	(Section 27.6)
1.22.	Guarantor(s):	Tradeshow Marketing Co Ltd.
1.23.	Rent Inquiry Address:	Landlord: Phone: (602) 953-6200 Email: arrowheadtowncenter_ar@westcor.com	(Section 5.1)
Tenant: SANDSTROM As Seen On TV Franchising Company, dba As Seen On TV 15974 North 77th Street, Suite 102 Scottsdale, AZ 85260 Attention: Timothy J. McCarthy 480.254.6112
1.24.	Landlord’s Statement Address:
New River Associates Macerich Shared Services Arrowhead Towne Center Attention: Sales Associate P.O. Box 2188 Santa Monica, CA 90406-2188 Phone: (602) 953-6200 Facsimile: (602) 652-8801 Email: arrowheadtownecenter_salesreporting@westcor.com
(Section 5.6)
1.25.	Fixed Costs:	$9,310.00 per annum, subject to increases beginning January 1, 2008 (“First Fixed Costs Adjustment Date”) pursuant to Section 5.7.1.	(Section 5.7.1)

2. PREMISES

2.1. Center. The Center, as of the Effective Date, is known by the name set forth in Section 1.1. Exhibit A is an approximate depiction of the Center; however, the depiction of the Center on Exhibit A is not a representation, warranty or covenant of any kind by Landlord that all or any part of the Center is, will be, or will continue to be configured as indicated on Exhibit A.

1  Premises and Floor Area. The approximate location of the Premises is depicted by crosshatching on Exhibit B. Notwithstanding the depiction of the approximate location of the Premises as set forth at Exhibit B, the Floor Area of the Premises for all purposes is stipulated to be the square feet of Floor Area specified at Section 1.3 and in no event shall the Floor Area of the Premises as set forth at Section 1.3 be remeasured or otherwise adjusted.
2  CONSTRUCTION OF IMPROVEMENTS

3.1.	Condition of Premises. The Premises shall be delivered to Tenant in the condition set forth at Exhibit C.
3.2.	Tenant’s Work. There is no initial Tenant’s Work required pursuant to this Lease.

2  TERM

1  Term. This Lease shall be for the Term, unless sooner terminated pursuant to the terms of this Lease.

2  RENT

5.1. Payment of Rent. Tenant shall pay all Rent to Landlord on the day(s) specified therefor, without notice, demand, deduction or offset, in lawful money of the United States of America, to the Address for Payment of Rent or at such other place as Landlord may from time-to-time designate in writing to Tenant. If Landlord so notifies Tenant in writing (and Tenant is able to reasonably comply), Rent payments shall be made by electronic money transfers in accordance with Landlord’s written directive therefor. Tenant shall be obligated to pay Rent when due regardless of whether Tenant receives a statement therefor. If Fixed Minimum Rent or any item of Additional Rent increases or decreases during the Term and if the amount of such increase or decrease has not been determined as of the date such Rent is to be paid, then (a) Tenant shall continue to pay such Rent in the amount payable for the immediately preceding month (or other period for which such Rent is due) and (b) within thirty (30) days after the date Landlord notifies Tenant of such adjusted Rent, Tenant shall pay to Landlord any additional amount owed due to such adjusted Rent or if Tenant has paid Rent in excess of the adjusted Rent, such excess shall be credited against the next monthly payment(s) of Rent until such excess has been exhausted; however, within thirty (30) days following the Refund Date, any such excess shall be refunded to Tenant. Landlord and Tenant may each use the other’s Rent Inquiry Address to communicate to the other party any inquiries relating to the calculation of the various components constituting Rent or the payment of Rent.

5.2. Prorations. If the Rent Commencement Date begins on a day other than the first day of a month or if the Term expires on a day other than the last day of a month, then Fixed Minimum Rent, Costs, Marketing Fund Charges and Monthly Base Sales for such month shall be prorated. Unless otherwise provided, all prorations of Rent for fractional periods shall be based on the actual number of days in such month and the actual number of days in such year. If the Lease Year is less than twelve
(12) full calendar months, then Annual Base Sales for such Lease Year shall be an amount equal to the product obtained by multiplying the Annual Base Sales by a fraction, the numerator of which shall be the number of days in such Lease Year and the denominator of which shall be three hundred sixty-five (365). If the Premises are closed for any full or partial day during Center Hours, then Monthly Base Sales shall be prorated for the month, and Annual Base Sales shall be prorated for the Lease Year, in which such closure occurs.

5.3. Late Payments. If Tenant fails to pay any Rent to Landlord when due, Landlord shall be entitled to (a) interest on the unpaid Rent at the Agreed Rate from the date payment is due until the date payment is made and (b) a service charge equal to ten percent (10%) of the overdue amount. If payment is made by a check which is dishonored by the drawing bank, Tenant shall pay to Landlord a service charge equal to Fifty Dollars ($50.00) and, in addition, Landlord may require that all future payments of Rent shall be made by cashier’s check. Tenant acknowledges the late payment of Rent or the use of a dishonored check by Tenant will cause Landlord to incur costs and expenses not contemplated by this Lease, the exact amounts of which will be extremely difficult to ascertain, and that such service charges represent fair estimates of the costs and expenses which Landlord would incur by reason of Tenant’s late payment of Rent or use of a dishonored check. The imposition of such interest and service charges shall neither constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other right or remedy available to Landlord.

5.4. Acceptance. The acceptance by Landlord of partial payment of any sum due from Tenant shall not be deemed a waiver by Landlord of any of its rights to the full amount due or an admission by Landlord of the accuracy of any Monthly Sales Statement or any Annual Sales Statement submitted by Tenant. Any endorsement or statement on any check or accompanying letter from Tenant shall not be deemed an accord and satisfaction. Any Rent payments received from Tenant or any other person shall be conclusively presumed to have been paid on Tenant’s behalf; however, in no event shall the foregoing be construed as requiring Landlord to accept any Rent from any person other than Tenant. The acceptance by Landlord of payment from any person other than Tenant shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer or to be a release of Tenant from any obligation under this Lease. The acceptance by Landlord of delinquent payment shall not constitute a waiver of any default and shall not constitute a waiver of timely payment of the particular payment involved. The acceptance by Landlord of any Rent shall not constitute a consent by Landlord or a waiver of any of Landlord’s rights under this Lease.

5.5. Fixed Minimum Rent

5.5.1. Fixed Minimum Rent. From and after the Rent Commencement Date, Tenant shall pay in equal monthly installments, in advance on the first day of each month (except for the first installment, which shall be paid on the Rent Commencement Date), the Fixed Minimum Rent. Commencing on the first day of January next following the Rent Commencement Date and on each January 1st thereafter (each such date is sometimes referred to as the “Rent Adjustment Date”) the Fixed Minimum Rent then in effect (or which would then have been in effect absent any abatement or reductions in Fixed Minimum Rent, except for permanent reductions in Fixed Minimum Rent due to a permanent Taking) shall be increased (but not decreased) by a percentage equal to two and one-half (21/2) times the percentage increase in the Index published for the month which is four (4) months prior to the Rent Adjustment Date compared to the Index published for the month which is sixteen (16) months prior to such Rent Adjustment Date; however, in no event shall Fixed Minimum Rent be increased on any Rent Adjustment Date by more than 3%, calculated on a Cumulative Basis.

5.5.2. Grand Opening Event. From and after the date of each Grand Opening Event, Fixed Minimum Rent (including all increases) shall be increased by ten percent (10%).

5.6. Percentage Rent

5.6.1. Percentage Rent. From and after the Rent Commencement Date, in addition to Fixed Minimum Rent to be paid by Tenant, Tenant shall pay Percentage Rent to Landlord. Percentage Rent shall be payable monthly in arrears and adjustments for any overpayment or underpayment shall be made each year, all as more particularly described in this Section 5.6. If Fixed Minimum Rent during any Lease Year is reduced pursuant to a provision in this Lease or by express written agreement between Landlord and Tenant, then the Annual Base Sales and Monthly Base Sales shall likewise be reduced by a percentage equal to the percentage decrease in the Fixed Minimum Rent payable for the period during which the change in Fixed Minimum Rent is in effect. On each Rent Adjustment Date, (a) Annual Base Sales shall be adjusted to the sum determined by dividing the Annual Fixed Minimum Rent (as adjusted pursuant to Section 5.5.1 on such Rent Adjustment Date) by the Percentage Rent Rate and (b) Monthly Base Sales shall be adjusted to the sum determined by dividing the Annual Base Sales, as hereinabove adjusted, by twelve (12).

5.6.2. Monthly Sales Statements. Within ten (10) days after the end of each calendar month, Tenant shall (a) deliver to Landlord at Landlord’s Statement Address a Monthly Sales Statement specifying the Gross Sales made for the preceding calendar month together with details of any Permitted Exclusions and (b) shall pay to Landlord at the Address for Payment of Rent an amount equal to the product obtained by multiplying the Percentage Rent Rate by the amount of Gross Sales during the preceding calendar month that are in excess of the Monthly Base Sales for such month.

5.6.3. Annual Sales Statements. Within twenty (20) days after the end of each Lease Year (including, without limitation, the last Lease Year of the Term), Tenant shall (a) deliver to Landlord at Landlord’s Statement Address an Annual Sales Statement specifying the Gross Sales for each month of the preceding Lease Year together with details of any Permitted Exclusions and
(b) pay to Landlord at the Address for Payment of Rent any additional Percentage Rent owed to Landlord as a result of the following annual adjustment. The aggregate amount of Percentage Rent payable by Tenant for all months of such Lease Year as set forth in the Annual Sales Statement shall be compared to the total amount of Percentage Rent paid by Tenant during each month of such Lease Year covered by the Annual Sales Statement. If Tenant shall owe any additional Percentage Rent, the same shall be paid as hereinabove set forth. If Tenant has overpaid to Landlord any Percentage Rent, then Tenant shall be credited the amount of such overpayment against the next monthly payment(s) of Percentage Rent until such overpayment has been exhausted; however, within thirty (30) days following the Refund Date, any such excess sums not previously credited shall be refunded to Tenant. If Landlord so notifies Tenant in writing (and Tenant is able to reasonably comply), Monthly Sales Statements and Annual Sales Statements shall be submitted by Tenant to Landlord electronically, in accordance with Landlord’s written directive therefor.

5.7. Costs

5.7.1. Fixed Costs. From and after the Rent Commencement Date, Tenant shall pay in equal monthly installments, in advance on the first day of each month (except for the first installment, which shall be paid on the Rent Commencement Date), the Fixed Costs. Commencing on the First Fixed Costs Adjustment Date and on each January 1st thereafter (each such date is sometimes referred to as the “Fixed Costs Adjustment Date”), the Fixed Costs then in effect (or which would then have been in effect absent any abatement or reductions in Fixed Costs) shall be increased (but not decreased) by a percentage equal to two and one-half (21/2) times the percentage increase in the Index published for the month which is four (4) months prior to the Fixed Costs Adjustment Date compared to the Index published for the month which is sixteen (16) months prior to such Fixed Costs Adjustment Date (whether or not Tenant is in occupancy of the Premises or this Lease is in effect as of any Fixed Costs Adjustment Date); however, in no event shall Fixed Costs be increased on any Fixed Costs Adjustment Date by more than 5%, calculated on a Cumulative Basis.

5.7.2. Tenant’s Share of Variable Costs. From and after the Rent Commencement Date, Tenant shall pay to Landlord Tenant’s Share of Variable Costs in the time frames and in the manner herein set forth in this Section 5.7. Landlord shall notify Tenant from time-to-time of Landlord’s estimate of the monthly installments payable by Tenant as Tenant’s Share of Variable Costs. From and after the date of any such notice, Tenant shall pay to Landlord such estimated monthly amounts, in advance, on or before the first day of each month. Following the end of each Lease Year, Landlord shall submit to Tenant a statement containing the amount of Tenant’s Share of Variable Costs for such Lease Year. If such statement discloses that there was an underpayment of Tenant’s Share of Variable Costs for such Lease Year, Tenant shall pay to Landlord the amount of such underpayment within ten (10) days after the date such statement is delivered to Tenant. If such statement discloses that Tenant made an overpayment of Tenant’s Share of Variable Costs for such Lease Year, Landlord shall apply the amount of the overpayment against the next installment(s) of Tenant’s Share of Variable Costs then due until such overpayment has been exhausted; however, within thirty (30) days following the Refund Date, any such excess sums not previously credited shall be refunded to Tenant.

5.7.3. Variable Cost Pool. Landlord shall have the right, from time to time, to equitably allocate some or all of the Variable Costs among different portions or user groups of the Center and other properties owned or managed by Landlord which are either adjacent to or which may otherwise comprise a part of the Center, or if certain Variable Costs are not attributable to all Occupants and/or an Occupant maintains a certain service and/or an Occupant pays its own Real Estate Taxes at that Occupant’s own expense and/or the Center contains separate tax parcels, then in any such event Landlord may, at Landlord’s sole and absolute discretion, establish equitable, alternative methods of allocating such Variable Costs (the “Variable Cost Pool”). The Variable Costs within each such Variable Cost Pool shall be allocated and charged to the occupants within such Variable Cost Pool in an equitable manner as determined in Landlord’s good faith and reasonable business judgment.

5.8. Marketing Fund Charge. From and after the Rent Commencement Date, Tenant shall pay to Landlord the Marketing Fund Charge in equal monthly installments, on the first day of each month, in advance. Commencing on the first day of January next following the Rent Commencement Date and on each January 1st thereafter, the Marketing Fund Charge shall be equal to one hundred ten percent (110%) of the Marketing Fund Charge for the prior Lease Year. The Marketing Fund Charge shall be used to fund the Marketing Service.

5.9. Grand Opening Charge. For each Grand Opening Event (including any initial Grand Opening of the Center), Tenant shall pay to Landlord, within ten (10) days after Landlord bills Tenant, an amount equal to the Marketing Fund Charge payable for the then-current Lease Year (“Grand Opening Charge”), which amount shall be in addition to the Marketing Fund Charge and all other Rent.

1  Personal Property and Other Taxes. Tenant shall pay directly to Landlord or to the appropriate taxing authority, before delinquency, any and all taxes (including any excise, transaction, sales or privilege tax imposed upon Landlord on account of, attributed to, or measured by Rent), assessments and public charges levied, assessed or imposed by governmental authorities upon Tenant’s business, upon Tenant’s sales, upon Rent, upon Tenant’s leasehold interest, and upon all Personal Property and Improvements, as well as upon Tenant’s right to occupy, and do business at, the Premises.
2  SECURITY DEPOSIT

6.1. Security Deposit. Provided Tenant is the tenant entity specified on Page 1 of this Lease, Tenant shall not be required to deposit a Security Deposit with Landlord. Landlord reserves the right, as determined in Landlord's sole yet reasonable discretion, to require a Security Deposit from any Transferee taking possession of the Premises in accordance with Article 14 and, in such event, concurrently with Tenant's execution and delivery of an Assignment Instrument and/or Sublease Instrument to Landlord, Transferee shall deposit a Security Deposit with Landlord, which sum shall be held by Landlord as security for the faithful performance by Transferee of all of the terms, covenants and conditions of this Lease. The Security Deposit is neither an advance Rent deposit nor a measure of Landlord's damages in the event of Transferee's default. The Security Deposit may be used by Landlord to remedy any default by Tenant, to repair damage caused by Tenant to any part of the Center, and to undertake on Tenant’s behalf any Surrender Obligations which Tenant has failed to complete as of the date the Premises are surrendered to Landlord, as well as to reimburse Landlord for any amount which Landlord may expend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount set forth at Section 1.13. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Tenant may not elect to use any portion of the Security Deposit as a Rent payment although Landlord may elect to do so in the event Tenant is in default hereunder or is insolvent. Tenant shall not encumber or assign its interest in the Security Deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit (less any amount which has been applied in the manner permitted by this Article 6), shall be returned to Tenant within thirty (30) days after the Refund Date.

7. GROSS SALES

7.1. Definition of Gross Sales

7.1.1. Gross Sales Defined. “Gross Sales” means the aggregate selling price of all goods, wares, merchandise, tickets, food, beverages and services sold, leased, licensed or delivered from any part of the Premises by Tenant and Tenant’s Occupants and shall include, but not be limited to, (a) sales or charges for cash or credit regardless of collections, (b) sales by vending devices, including coin telephones, (c) proceeds from audio games and video games,
  (d) commissions and fees paid for the sale of lottery tickets, (e) rent income, (f) mail orders received or filled at the Premises, (g) electronic orders received or filled at the Premises (including, without limitation, orders made by use of the Internet, facsimile, telegraph, wire and telephone),
  (h) all deposits not refunded to purchasers, (i) orders taken at the Premises although filled elsewhere, (j) fees, commissions and catalogue sales, (k) sales from solicitations, regardless of where conducted, by personnel operating from, or reporting to any person at, the Premises and
  (l) all service, finance and interest charges on any type of account or note receivable to the extent the principal amount would constitute Gross Sales.

7.1.2. Permitted Exclusions. The following (collectively, “Permitted Exclusions”) shall not be part of Gross Sales: (a) Returns and refunds to customers for goods previously included as Gross Sales, (b) the amount of any sales tax or other excise tax imposed upon sales and charges (but only if such sales tax, excise tax or similar tax is billed to the purchaser as a separate item),
(c) returns to shippers and manufacturers, (d) exchanges of goods between Tenant’s stores and warehouses when the same is for a legitimate business purpose and not for the purpose of depriving Landlord of any Percentage Rent, (e) sales of fixtures not constituting Tenant’s stock-in-trade, (f) sales from vending machines located in non-sales areas and used only by employees of Tenant, (g) sums and credits received in the settlement of claims for loss of, or damage to, merchandise and (h) charges for alterations, gift-wrapping and deliveries if such services are incidental to the Permitted Use and for which Tenant reasonably demonstrates it makes no profit.

7.1.3. Credit Sales. Each sale on an installment basis (such as so-called lay-away sales) or otherwise involving the extension of credit shall be treated as a sale for the full price in the period in which occurs the earliest of the following: (a) Tenant first considers the same a sale for accounting purposes, (b) the first payment therefor is received or (c) delivery or performance is first commenced.

7.2. Tenant’s Records. All business upon the Premises shall be operated so that duplicate, dated sales slips, dated invoices, register receipts or similar evidence of payment serially numbered, shall be issued with each sale, transaction or other event resulting in Gross Sales or Permitted Exclusions (“Tenant’s Receipts”). For the purpose of permitting verification by Landlord of any amounts due as Percentage Rent, Tenant shall keep and preserve at all times during the period required, at the Premises, Tenant’s Receipts, a general ledger, sales receipts and disbursements journals, sales records and other supporting documentation and full, complete and accurate non-consolidated books of account (i.e., books and records reflecting Tenant’s operations solely at the Premises) (collectively “Tenant’s Records”). Tenant’s Records shall (a) disclose in detail all information reasonably required to permit Landlord to verify Tenant’s Gross Sales, (b) conform to and be in accordance with generally accepted accounting principles consistently applied with respect to all operations of the business conducted from the Premises, (c) be maintained in the English language and (d) be kept and preserved for at least thirty-six (36) months following the end of the Lease Year for which the same pertain (or such longer period, if and while the same may need to be consulted in reference to any dispute or audit, until such dispute or audit has been finally resolved).

1  Failure of Tenant to Provide Statements. If Tenant should fail to timely provide any Monthly Sales Statement or any Annual Sales Statement in the manner and form required by this Lease, then, without limitation as to any and all rights and remedies available to Landlord in this Lease, at law and in equity, Landlord shall also have the right to invoice Tenant the sum of $250.00 per incident to cover the additional time and expense involved to obtain each such Monthly Sales Statement or Annual Sales Statement.

2  INDEMNITY AND INSURANCE

8.1. Indemnification

8.1.1. Indemnification by Tenant. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims for property damage, personal injury or any other matter arising, claimed, charged or incurred against or by Landlord or any of the Landlord Parties in connection with or relating to any event, condition, matter or thing which (a) occurs in, on, under or about the Premises from any cause except to the extent due to the gross negligence or willful misconduct of Landlord or any of the Landlord Parties,
(b) occurs in, on, under or about the remainder of the Center to the extent due to the gross negligence or willful misconduct of Tenant or any of the Tenant Parties or (c) is caused by or relates to any default, breach, violation or non-performance by Tenant of any provision of this Lease.

8.1.2. Indemnification by Landlord. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any and all Claims for property damage, personal injury or any other matter arising, claimed, charged or incurred against or by Tenant in connection with or relating to any event, condition, matter or thing which (a) occurs in, on, under or about the Common Area from any cause except to the extent due to the gross negligence or willful misconduct of Tenant or any of the Tenant Parties, (b) occurs in, on, under or about the Premises to the extent due to the gross negligence or willful misconduct of Landlord or any of the Landlord Parties or (c) is caused by or relates to any default, breach, violation or non-performance by Landlord of any provision of this Lease.

8.1.3. Release and Waiver. If any part of the Premises or the Center is damaged by fire or other cause for which a party is required to carry insurance pursuant to this Lease (“Insuring Party”), the other party shall not be liable to the Insuring Party (and the Insuring Party hereby waives all claims on behalf of itself and shall cause its insurance company to waive all such claims) for any loss, cost or expense arising out of or in connection with such damage. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable to Tenant or any of the Tenant Parties for any damages arising out of or in connection with (a) any act or omission of any Occupant or for losses arising out of or in connection with theft or burglary or other acts or omissions of third parties or (b) fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises or the Center, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures.

8.2. Tenant’s Insurance. At all times during the Term, Tenant shall procure and maintain, at its sole cost and expense, the following policies of insurance:

8.2.1. Liability. Commercial general liability insurance with broad form contractual liability coverage and with coverage limits of not less than Three Million Dollars ($3,000,000.00) combined single limit, per occurrence, and Five Million Dollars ($5,000,000.00) general aggregate, specifically including liability insurance covering the consumption of alcoholic beverages by customers of Tenant, if the sale of alcoholic beverages is permitted in the Premises. This insurance shall be on an occurrence basis, not a claims-made basis.

8.2.2. Workers’ Compensation. Workers’ compensation insurance in the amount required by the state in which the Center is located and employers’ liability insurance on an “occurrence” basis but, in either case, with a limit of not less than One Million Dollars ($1,000,000.00) each accident, One Million Dollars ($1,000,000.00) each employee by disease and One Million Dollars ($1,000,000.00) policy aggregate by disease, for the benefit of Tenant’s employees.

8.2.3.	Plate Glass. Insurance covering the full replacement cost of all plate glass on the Premises.
8.2.4.	Equipment. Boiler and machinery insurance on all HVAC, electrical, mechanical,

plumbing, telecommunications and other equipment, systems and facilities exclusively serving the Premises.

8.2.5. Property. Property insurance covering any peril generally included in the classification ISO Causes of Loss - Special Form covering all (a) Personal Property, and
(b) Improvements in an amount not less than one hundred percent (100%) of their full replacement cost. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under the provisions of Article 23. The insurance required pursuant to this Section 8.2.5 shall also include business interruption or rental loss insurance sufficient to cover, for a period of not less than twelve (12) full calendar months, all Rent and other payment obligations of Tenant under this Lease which would be borne by or due from Tenant under this Lease if the Premises and Tenant’s business was fully open and operating.

8.2.6. Construction Insurance. Prior to commencing the construction or installation of any Improvements, Tenant shall provide Landlord with evidence that Tenant carries construction risk insurance in an amount reasonably approved by Landlord covering the construction and installation of such Improvements, together with such other insurance as Landlord may reasonably require. All Improvements shall be insured by Tenant under the other policies required under this Article 8 immediately upon completion of such work.

8.2.7. Automobile Insurance. Business automobile liability insurance covering all owned, non-owned and hired or borrowed vehicles of Tenant or any of the Tenant Parties used in connection with the operation of its business from the Premises, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit, insuring for bodily injury, death and property damage.

8.2.8. Policy Requirements. All policies of insurance provided for in this Section 8.2 shall (a) be issued by insurance companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class VIII as rated in the most current available “Best’s Insurance Reports”, and that have been admitted or qualified to do business in the state where the Center is located by the insurance commission or other highest board, body or official responsible for overseeing the insurance business in such state, (b) name Landlord, Landlord’s Manager, all Mortgagees and such other individuals or entities as Landlord may from time-to-time designate, as “additional insureds”, and (c) not contain a deductible, nor be subject to a self-insured retention, in an amount greater than Five Thousand Dollars ($5,000.00). Tenant’s general liability policy as required in Section 8.2.1 shall contain cross-liability endorsements. Tenant shall provide to Landlord, at least ten (10) days prior to the Delivery Date and thereafter thirty (30) days prior to the expiration of any such policies, binders of all insurance to evidence insurance procured by Tenant as required hereunder (together with certified copies of all insurance policies). All binders and policies of insurance delivered to Landlord shall contain an agreement by the company issuing said policy to give Landlord twenty (20) days’ advance written notice of any cancellation, lapse, nonrenewal, reduction or other adverse change respecting such insurance. All commercial general liability insurance, property damage or other casualty policies shall be written as primary policies, not contributory with or secondary to coverage that Landlord may carry. If, at any time during the Term, Tenant fails to obtain and maintain any insurance which Tenant is required to obtain and maintain under this Lease or to timely provide Landlord with originals or binders of insurance, Landlord shall have the right (but not the obligation) to procure such insurance and Tenant shall pay to Landlord, promptly on demand, the costs and expenses thereof together with interest at the Agreed Rate from the date Landlord first made any expenditures therefor. All insurance policies required to be carried by Tenant hereunder shall insure Tenant’s performance of the indemnity provisions of this Lease, but the amount of insurance shall not limit Tenant’s liability or relieve Tenant of any obligation hereunder.

1  Landlord’s Insurance. Landlord shall obtain and maintain throughout the Term property insurance that shall include the Premises, other premises and the Center (excluding Improvements and Personal Property from time-to-time located on the Premises and the premises of all Occupants) insuring against risks of direct physical loss or damage written by insurance companies licensed to do business in the state of California (or such other state in which Landlord’s principal business office is located), together with such other insurance, and in such amounts, covering such other risks as Landlord may from time-to-time determine in its reasonable judgment, including, without limitation (if Landlord so elects), Commercial General Liability insurance and insurance against earthquake, flood and rental loss. Any insurance procured by Landlord under this Section 8.3 may be included in a policy or policies of blanket insurance covering additional items or locations or insureds, provided that the requirements of this Section 8.3 are otherwise satisfied.

2  UTILITIES

9.1. Utilities. Throughout the Term, Tenant shall be solely responsible for obtaining, and shall promptly pay all charges for use and consumption of, all Utilities furnished to the Premises. Landlord may (at its election) supply some or all of the Utilities to the Premises, and, so long as Landlord continues to provide such Utilities to the Premises, Tenant agrees to purchase such Utilities from Landlord and pay Landlord for such Utilities, Tenant’s share thereof (based on Landlord’s engineer’s calculations of such share or such other reasonable measuring methodologies as Landlord may utilize from time-to-time). Landlord may also charge Tenant: (a) An Administrative Charge on any Utilities Tenant receives from Landlord, and (b) a pro rata share of the costs and expenses of operating, maintaining, repairing, installing and servicing the Utility Facilities at the Center (including any depreciation, reserves and interest costs). Tenant shall promptly provide Landlord, upon Landlord's written request therefor, such details as Landlord or its engineer may reasonably require to calculate amounts which are payable by Tenant pursuant to this Article 9. Landlord may also require Tenant, at Tenant’s sole cost, to install, maintain and replace meter(s) or submeter(s) (as applicable) to measure consumption of Utilities at the Premises. Landlord shall have the right to designate alternate third party provider(s) to provide any of the foregoing Utilities to the Premises. Landlord shall notify Tenant from time-to-time of the monthly installments payable by Tenant pursuant to this Article 9 and Tenant shall pay such monthly installments on the first day of each month (except for the first installment which shall be paid on the Rent Commencement Date).

9.2. Interruption of Services. Landlord shall not be in default and neither Landlord nor the Landlord Parties shall be liable for any damages directly or indirectly resulting from an interruption in any of the Utilities, the quality or quantity of the Utilities, the unavailability of any of the Utilities, or from cooperating with the energy conservation efforts of governmental agencies or utility suppliers and none of the preceding shall (a) constitute an eviction or disturbance of Tenant’s use and possession of the Premises, (b) constitute a termination of this Lease, (c) entitle Tenant to an abatement of any Rent or
(d) relieve Tenant from performing any of its obligations under this Lease.

10. USE AND OPERATION

10.1. Permitted Use. Tenant shall use the Premises (a) only for the Permitted Use and for no other use or purpose and (b) solely and specifically under the Trade Name and under no other trade name and (c) to store or stock only the merchandise which Tenant is permitted to sell at retail pursuant to this Lease and no other merchandise. Nothing herein shall be deemed to grant to Tenant an exclusive or preferential right to the Permitted Use in the Center.

10.2. Prohibited and Restricted Uses. Tenant shall do none of the following: (a) Permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of, or affect any, fire or other insurance upon the Premises or the Center or cause a cancellation of any insurance policy covering the Premises or the Center or any part thereof or any of its contents; (b) permit anything to be done in or about the Premises or bring or keep anything therein that may cause any deleterious or harmful substance including, without limitation, mold or fungus, to exist in, on, under or about the Premises or elsewhere in the Center, (c) obstruct or interfere with the rights of Occupants or injure or annoy them; (d) use any loudspeakers, phonographs, televisions or other devices of similar nature in such manner as to be heard or viewed outside of the Premises; (e) emit any noise, odors, fumes or smoke; (f) use the Premises for any improper, unethical, immoral, unlawful, pornographic or other similarly objectionable or offensive purpose; (g) conduct or permit in the Premises any fire, bankruptcy, auction, “closeout”, “going out of business” or similar sale; (h) use any part of the Center (other than the inside of the Premises) for the sale, display or storage of any merchandise or for the solicitation of customers or for any other business, occupation or undertaking; (i) install or use upon the Premises or the Center any coin- or token-operated vending machine or other coin- or token-operated device for the sale of any goods, wares, merchandise, food, beverages and/or services (including, but not limited to, pay-telephones within the sales area of the Premises, pay-lockers, pay-toilets, scales, amusement devices, slot machines and other gambling devices and machines for the sale of beverages, foods, candy, cigarettes or other commodities); (j) install or use an automated teller machine or other cash or credit dispensing machines; (k) use any portion of the Premises as living quarters, sleeping quarters or for lodging purposes; or (l) keep or place any Personal Property or other obstruction in any part of the Common Area. The Premises shall be kept in a clean condition, and all health and police regulations shall, in all respects and at all times, be fully complied with by Tenant. Tenant shall not commit or allow to be committed any waste upon the Premises.

10.3. Days and Hours of Operation. Tenant shall, continuously throughout the Term during Center Hours, operate for business at the Premises the Permitted Use, keep in stock a full line of merchandise and maintain an adequate sales force so as to maximize Gross Sales and keep display windows, exterior signs and exterior advertising adequately illuminated and in first-class condition. Tenant acknowledges that its failure to comply with this Section 10.3 will cause Landlord to suffer damages which will be difficult to ascertain and that the following sum payable by Tenant under this Section 10.3 represents a fair estimate of such damages. Therefore, if Tenant fails to comply with the provisions of this Section 10.3, then in addition to Landlord’s other remedies under this Lease, Landlord shall have the right to collect from Tenant, in addition to the other Rent, a sum equal to twice the Fixed Minimum Rent (prorated on a daily basis) for each such full or partial day Tenant fails to comply with the provisions of this Section 10.3.

1  Radius. Neither Tenant nor any person, partnership, corporation or other entity in which Tenant has a financial interest or who or which has a financial interest in Tenant (other than stock of Tenant if such stock is publically traded) shall, at any time after the Effective Date, directly or indirectly, either individually, as a partner, stockholder (other than stock held in a public company) or otherwise, own, operate or otherwise become financially interested in any business (including departments and concessions in other stores) similar to or competing with the business operating in the Premises (“Competing Interest”) within the Radius. This Section 10.4 shall not apply to any Competing Interest in a business it is operating within the Radius on the Effective Date so long as it continually operates (except for temporary closings for remodeling, a casualty or condemnation) and continues to operate in the same manner. If Tenant violates the provisions of this Section 10.4, then Landlord, in its sole discretion and without limiting Landlord’s remedies under this Lease, at law or in equity, may (a) declare such violation to be an incurable default under this Lease and terminate this Lease and/or (b) include the gross sales made from any such business(es) within the Radius in the Gross Sales under this Lease for so long as there continues to be a violation of this Section 10.4. If Landlord elects to include the gross sales from such other business in the Gross Sales pursuant to (b) preceding, then all gross sales and Tenant’s records from such business shall be subject to the provisions of Article 7 and Landlord’s audit rights under Section 27.3.
2  SIGNS

11.1. Tenant’s Signs. Tenant shall, at its sole cost and expense, obtain all necessary licenses and permits for, and purchase, install, maintain, operate, repair and replace, as necessary, all of Tenant’s signs (including the Storefront Sign). All Tenant’s signs (including the Storefront Sign) shall
(a) comply with all Governmental Regulations and the Rules and shall have received the prior written approval of Landlord and, if required, of governmental authorities and (b) comply with the provisions of this Lease (including the Tenant Package). The removal of all Tenant’s signs (including the Storefront Sign) and all work associated with such removal, including without limitation the cost of restoring the storefront due to such removal prior to the Expiry Date or date of earlier termination of this Lease, shall be undertaken by, and at the sole cost and expense of, Tenant. All Tenant’s signs (including the Storefront Sign) shall at all times be maintained in working, first-class condition.

12. REPAIRS, MAINTENANCE, IMPROVEMENTS AND COMPLIANCE WITH LAW

12.1. Repairs and Maintenance

12.1.1. Landlord’s Obligations. Landlord shall maintain in good order, condition and repair the exterior structural walls, load bearing walls, the outside face of the exterior walls, foundations, exterior roofs and all Utility Facilities serving the Premises on a non-exclusive basis (except to the extent that the applicable utility provider is responsible for the repair and maintenance of any such Utility Facilities). Landlord shall be under no obligation to maintain, repair or replace any portion of the Premises (except as otherwise expressly set forth in this Section 12.1.1), nor shall Landlord be liable for any failure to make any such repairs or to perform any maintenance required of Landlord hereunder unless Tenant has notified Landlord, in writing, of the need of such repairs or maintenance, and such failure shall then persist for an unreasonable period of time after such written notice.

12.1.2. Tenant’s Obligations. Tenant shall at all times during the Term, and at its sole cost and expense, maintain, keep and repair the Premises in good order, condition and repair. Such obligations of Tenant shall include, without limitation, the maintenance, repair and replacement of interior surfaces of exterior and demising walls, exterior doors and entrances, locks and closing devices, all plate glass, frames, moldings and trim of all doors and windows, all partitions, door surfaces, floor covering, fixtures, equipment and appurtenances thereof, lighting, plumbing fixtures (including any grease traps, grease lines and piping exclusively serving the Premises), toilet facilities and fixtures, windows, window sashes, showcases, storefronts, security grilles and similar enclosures, all of Tenant’s signs (including the Storefront Sign) and any HVAC exclusively serving the Premises (provided that maintenance work regarding parts of the HVAC or plumbing systems which protrude outside of the Premises shall be completed by a contractor selected by Landlord, as a Reimbursed Cost). Tenant shall promptly, at its sole cost and expense, comply, and cause the Premises to comply, with all Governmental Regulations affecting the Premises and Tenant’s activities in the Center. Notwithstanding anything to the contrary contained in this Lease (including Section 12.1.1), all alterations, demolitions and improvements (whether structural or non-structural, interior or exterior) required by any Governmental Regulations arising from Tenant’s use or occupancy of the Premises, Tenant’s conduct of business upon the Premises, Tenant’s obligations as an employer and/or the construction, installation or placement of any Improvements or Personal Property upon the Premises shall be undertaken by Tenant, at Tenant’s sole cost and expense, if upon the Premises, and by Landlord as a Reimbursed Cost, if elsewhere in the Center.

12.2. Refurbishment. If the Term is longer than five (5) years, Landlord may, upon written notice (“Refurbishment Notice”) to Tenant given at any time following the fourth (4th) anniversary of the Rent Commencement Date, require Tenant, at Tenant’s sole cost and expense, to refurbish the Premises as necessary to maintain the Premises in a like-new, first-class condition (“Refurbishment”) (provided, however, in no event shall Tenant be required to perform more than one Refurbishment in any five (5) consecutive year period). The extent of such Refurbishment shall be specified by Landlord in the Refurbishment Notice and may include, without limitation, new floor coverings, new wall coverings, repainting the Premises and installing new trade fixtures. The Refurbishment shall be performed by Tenant in accordance with the provisions of this Section 12.2 and shall be completed within six (6) months following the date Landlord delivers the Refurbishment Notice to Tenant. Tenant acknowledges that its failure to comply with this Section 12.2 will cause Landlord to suffer damages which will be difficult to ascertain and that the following sum payable by Tenant under this Section 12.2 represents a fair estimate of such damages. Therefore, if Tenant fails to complete the Refurbishment within such six (6)-month period, then in addition to Landlord’s other remedies under this Lease, Landlord shall have the right to collect from Tenant, in addition to the other Rent, a sum equal to one-fourth (1/4th) Fixed Minimum Rent (prorated on a daily basis) for each full or partial day from the expiration of such six (6)-month period until the Refurbishment is complete.

12.3. Improvements. Tenant shall make no Improvements without Landlord’s express, prior written consent in each instance. All Improvements shall be performed by Tenant (at its sole cost and expense) in such a manner as to not impede access to the premises of any other Occupant or of any part of the Common Area, and in a good and workman-like manner, with diligence, using materials of at least the same specifications, grade and quality as required pursuant to the Tenant Package. All Improvements shall be (a) performed under the supervision of a licensed architect and/or licensed structural engineer retained and compensated by Tenant, as shall be appropriate for such work, (b) in strict conformance with detailed drawings which have received the prior, written approval of Landlord, and (c) in strict conformance with Exhibit C, the Tenant Package and with all Governmental Regulations. Upon Landlord’s receipt of Tenant’s proposed plans and the Plan Review Fee in connection with any Improvements, Landlord shall review and, in writing to Tenant, either approve, or disapprove with reasonable detail, said plans. Prior to commencing any Improvements, Tenant shall deliver to Landlord a copy of the building permit with respect thereto, if the same is required by any Governmental Regulations in connection with any such Improvements.

12.4. Liens. Tenant shall keep the Premises, the Building and the Center free from any liens and other claims arising out of work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Tenant shall give Landlord at least ten (10) business days’ prior written notice of the expected date of commencement of any work to be performed by or on behalf of Tenant. Landlord shall have the right at all times to keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Center and any other party having any interest therein, against mechanics’ and materialmen’s liens. If, as a result of any work performed or materials furnished or obligations incurred for the benefit of the Premises, any claim of lien is filed against the Premises or any part of the Center or any similar action affecting title to such property is commenced, the party receiving notice of such lien or action shall immediately give the other party written notice thereof. If Tenant fails, within twenty (20) days following the imposition of any lien or the filing of a lawsuit seeking foreclosure of such lien, to cause such lien to be released of record by payment or by recording of a proper statutory discharge of lien bond, Landlord shall have, in addition to all other remedies provided herein and at law, the right (but not the obligation) to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums expended by Landlord and all costs and expenses incurred by Landlord in connection therewith (including reasonable attorneys’ fees), together with interest at the Agreed Rate

Arrowhead Towne Center - As Seen On TV Retail/Mall/Fixed Costs #217342v2<iManage>:04.27.07.1410 Vers 3.0 : 201924_1 : 06.01.06
from the date expenditure is first made by Landlord, shall be payable to Landlord by Tenant within ten
(10) days after Landlord’s written demand to Tenant.

13. SURRENDER OF PREMISES

13.1. Surrender. Prior to the Expiry Date or date of earlier termination of this Lease, Tenant shall perform all of the following (collectively, “Surrender Obligations”) at its sole cost and expense:
(a) Remove all of its Personal Property, exclusive of Attached Fixtures, from the Premises and the Center, (b) restore the Premises to the condition in which the Premises existed prior to installing such Personal Property to the extent the Premises were altered or in any manner modified to accommodate the same, and (c) repair all damage caused by or in connection with Tenant’s performance of the Surrender Obligations (including without limitation thereto, repairing the floor and patching and painting the walls if damaged beyond ordinary wear and tear, and leaving the Premises in a clean and rentable condition). Upon the Expiry Date or date of earlier termination of this Lease, Tenant shall surrender to Landlord the Premises, broom-clean and in good condition, except for ordinary wear and tear and destruction to the Premises pursuant to Article 23, to the extent Tenant is not required to restore the same pursuant to Article 23. If Tenant’s performance of the Surrender Obligations would damage or otherwise affect the Building structure, Tenant shall give Landlord prior written notice thereof and Landlord may elect to perform selected Surrender Obligations as a Reimbursed Cost.

13.2. Improvements and Personal Property. Landlord may dispose of any Personal Property remaining on the Premises after the Expiry Date or date of earlier termination of this Lease in accordance with applicable statutes relating to the disposition of abandoned property. If no such statutes exist, Landlord may retain or dispose of such Personal Property and title to any such Personal Property which Landlord elects to retain shall vest in Landlord. Tenant waives all claims against Landlord for any damage or loss to Tenant arising out of Landlord’s retention or disposition of any such Personal Property as provided for in this Article 13 and shall be liable to Landlord for Landlord’s costs of removing, storing, and disposing of any such Personal Property which Tenant fails to remove from the Premises prior to the Expiry Date or date of earlier termination of this Lease, as well as all costs of restoring the Premises required as a result of removing such Personal Property. All Improvements (including any Attached Fixtures) shall become the property of Landlord upon the Expiry Date or date of earlier termination of this Lease.

13.3. Holding Over. If Tenant holds over after the Expiry Date or date of earlier termination of this Lease without the express written approval by Landlord, (a) such tenancy shall be at sufferance only and not a renewal of this Lease or an extension of the Term, (b) monthly installments of Fixed Minimum Rent, Percentage Rent and Additional Rent shall be payable in an amount equal to two (2) times the Fixed Minimum Rent, Percentage Rent and Additional Rent in effect as of the last full calendar month of the Term (not taking into consideration any Rent abatement to which Tenant might have been entitled for such month), and each shall be due and payable at the times specified therefor in this Lease and (c) such tenancy shall be subject to every other term, covenant and agreement contained herein other than any provisions for rent concessions, Landlord’s Work, or optional rights of Tenant requiring Tenant to exercise the same by written notice (such as any options to extend the Term). Nothing contained in this Section 13.3 shall be construed as consent by Landlord to any holding over by Tenant (or limit any of Landlord’s rights and remedies incident to a holding over under this Lease, at law or in equity), and nothing in this Section 13.3 shall affect Landlord’s right to require Tenant to perform all obligations under this Article 13 and surrender possession of the Premises to Landlord as provided in this Lease upon the Expiry Date or date of earlier termination of this Lease or at any time subsequent thereto as Landlord shall specify.

1  No Merger on Surrender of Lease. The voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof, shall not work as a merger. Such surrender or termination shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies. The delivery of keys to the Premises to Landlord or its agent and/or the taking of physical possession of the Premises by Landlord shall not constitute a surrender or termination of this Lease absent Landlord’s written agreement that this Lease has been so surrendered or terminated.
2  ASSIGNMENT AND SUBLETTING

14.1. Prohibited Transactions. Tenant is prohibited from (a) Assigning this Lease or Subletting the Premises to a governmental agency or instrumentality thereof and/or (b) mortgaging, pledging or encumbering this Lease or Tenant’s interest in the Premises to any entity and/or (c) making any Involuntary Assignment.

14.2. Landlord’s Consent Required. Tenant shall not effect a Transfer, by operation of law or otherwise, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld (subject to the provisions of this Article 14). Any attempt by Tenant to effect a Transfer without such consent of Landlord shall be voidable by Landlord and, at Landlord’s election, shall constitute an incurable default under this Lease.

14.3. Tenant’s Application. If Tenant desires to effect a Transfer, Tenant shall submit in writing to Landlord at least forty-five (45) days prior to the proposed effective date of the Transfer a notice of intent to Transfer (“Request to Transfer”). Each Request to Transfer must contain, or be accompanied with, each of the following: (a) The name of the proposed Transferee and, if not a natural person, details of the legal and beneficial ownership structure of Transferee, (b) a statement of the nature of the Transfer (e.g., a sublease, assignment or concession agreement) and of any related transactions (e.g., details of any sale of the business, details of a merger and copies of operative documents involved in the related transactions), (c) a detailed description of the proposed Transferee’s business to be conducted upon the Premises, (d) details of the terms and provisions of the proposed Transfer and the Proposed Transfer Date (which shall be no later than ninety [90] days after Landlord’s receipt of the Request to Transfer), (e) a current, audited financial statement for the proposed Transferee,
  (f) statements of income or profit and loss of the proposed Transferee for a period of no less than three
  (3) years prior to the date Landlord receives the Request to Transfer, (g) reasonable, written history and details of the proposed Transferee’s previous business experience, (h) if the Transfer is a Subletting, a conformed copy of the final, proposed Subletting instrument(s), together with a statement by Tenant and Transferee that such instrument(s) is/are true copies of instrument(s) which the parties intend to execute and (i) the Review Fee. If the foregoing information is not sufficient, in Landlord’s judgment, for Landlord to determine which of Landlord’s rights to exercise under this Article 14, Landlord shall promptly request, and Tenant shall promptly furnish to Landlord, other and/or additional pertinent and reasonable information concerning the proposed Transfer and the proposed Transferee as Landlord shall require to make such determination.

14.4. Standards for Approval and Disapproval. In determining whether to grant or withhold its consent to a proposed Transfer, Landlord may consider any reasonable factor. Without limiting the conditions that may be construed as a reasonable factor, it is deemed reasonable that Tenant demonstrate to Landlord’s reasonable satisfaction each of the following: (a) The proposed Transferee has sufficient financial worth to fully and timely discharge all of the then remaining obligations of Tenant under this Lease, (b) the proposed Transferee is of sound business reputation, (c) the use of the Premises by the proposed Transferee will be the Permitted Use, (d) the proposed Transferee is likely to maintain the same levels and increases in Percentage Rent as Tenant is anticipated to generate during the remaining Term of this Lease, (e) the proposed Transferee has sufficient retail experience to successfully undertake its business at the Premises, (f) the proposed Transferee does not occupy premises in the Center, (g) the proposed Transferee has not delivered a letter of intent to Landlord or Landlord’s agent to lease space in the Center and (h) the proposed Transferee is not actively negotiating with Landlord or Landlord’s agent to lease space in the Center. Furthermore, if Tenant is then in default of any obligation of Tenant under this Lease, it shall be reasonable for Landlord to elect, in its sole discretion, to deny its consent to such proposed Transfer so long as such default exists. Notwithstanding anything to the contrary contained in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 14 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.5. Landlord’s Notification to Tenant

14.5.1. Notification to Tenant. Within thirty (30) days after Landlord’s receipt of the Request to Transfer and all of the information required pursuant to Section 14.3, Landlord shall notify Tenant in writing that Landlord has elected to (a) terminate this Lease pursuant to Section 14.5.2 (“Notice of Transfer Termination”), or (b) consent to such proposed Transfer (subject to the provisions hereof), or (c) withhold consent to such proposed Transfer.

14.5.2. Termination. If Landlord delivers the Notice of Transfer Termination to Tenant, then (a) this Lease shall terminate upon the Proposed Transfer Date and (b) upon the Proposed Transfer Date, provided Tenant has performed all Surrender Obligations, Tenant shall be released from all further obligations accruing under this Lease from and after the Proposed Transfer Date. Landlord may lease the Premises, or any portion thereof, to the prospective Transferee without liability to Tenant.

14.5.3. Consent. If Landlord consents to a proposed Transfer, Landlord may, in its sole discretion and notwithstanding any contrary provision contained in this Lease, make such consent contingent upon increasing the Fixed Minimum Rent (and increases thereto, if any, as specified in this Lease) effective as of the Proposed Transfer Date by an amount equal to the highest annual Percentage Rent payable by Tenant during the Term.

14.6. Required Subletting Instrument and Assignment Instrument Provisions. Each and every Transfer shall be documented by an Assignment instrument or a Subletting instrument, as the case may be, and a true copy of the same executed by the parties thereto shall be delivered to Landlord prior to the Proposed Transfer Date. Each and every Assignment instrument and Subletting instrument shall contain such terms and conditions as are described in the Request to Transfer and be expressly subject and subordinate to each and every provision contained in this Lease. Each Transferee shall expressly assume in writing for the benefit of Landlord the obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of the Rent and the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. If Landlord approves the proposed Transfer, Landlord shall prepare and deliver to Tenant, for execution by Tenant and the proposed Transferee, counterparts of Landlord’s reasonable and customary assignment instrument, in the case of an Assignment, or consent instrument, in the case of a Subletting, and Tenant shall have thirty (30) days to cause the same to be executed, without modification, by both Tenant and the proposed Transferee and delivered to Landlord, together with all required attachments thereto.

14.7. Tenant’s Duty to Subtenant. Landlord shall have no obligation whatsoever to perform any duty to or respond to any request from any Subtenant. Tenant shall have the obligation of administering the terms of all Subletting instrument(s).

14.8. No Release of Tenant. No Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent or Transfer, including Tenant’s obligation to obtain Landlord’s express prior written consent to any other Transfer (which right of consent shall not negate or waive any provision contained in this Article 14).

14.9. Assignment of Rents and Attornment. Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any Subletting of all or any part of the Premises, and Landlord, as assignee for Tenant for purposes hereof or a receiver for Tenant appointed on Landlord’s application, may collect such rents and apply the same toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right and license to collect such rents. In the event of termination, re-entry, or dispossession of Tenant by Landlord under this Lease, Landlord may, at its sole discretion by express written notice to Tenant or the Transferee or both, take over all of the right, title and interest of Tenant as sublessor under any Subletting instrument, and such Transferee shall, at Landlord’s sole discretion, attorn to Landlord, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under the Subletting instrument, (b) subject to any offset that theretofore accrued to the Transferee against Tenant, (c) bound by any previous modification of the Subletting instrument not expressly consented to in writing by Landlord and (d) bound by any previous prepayment of Rent or Security Deposit which has not been expressly delivered by Tenant to Landlord.

14.10. Additional Consideration Upon a Transfer. In the event of an Assignment, one-half (1/2) of any consideration paid to Tenant by any Transferee for such Assignment shall be paid to Landlord. In the event of a Subletting, each month one-half (1/2) of any consideration paid to Tenant by any Transferee during such month for any portion of Tenant’s interest in this Lease shall be paid to Landlord to the extent the full amount of such consideration (i.e., before being divided between Landlord and Tenant) exceeds the percentage (equal to the percentage of the Floor Area of the Premises being Sublet) of Tenant’s Rent obligations hereunder during such month.

14.11. Review Fee. Simultaneously with the delivery to Landlord of the Request to Transfer Tenant shall pay to Landlord a fee in the amount of One Thousand Dollars ($1,000.00) (“Review Fee”) for Landlord’s review of each such transaction.

1  Corporate and Partnership Transfers. If Tenant is a privately-held corporation, or is an unincorporated association, limited liability company or partnership, the cumulative or aggregate transfer, assignment or hypothecation of twenty-five percent (25%) or more of the total stock, or the legal or beneficial interest, in such corporation, association, company or partnership, whether in a single transaction or a series of related or unrelated transactions, and whether on a direct or indirect basis, shall be deemed a Transfer.
2  TRANSFER OF LANDLORD’S INTEREST

1  Transfer of Landlord’s Interest. Landlord shall have the right to sell or transfer its ownership of all or any part of the Center to one or more third parties. If Landlord sells or transfers its interest in the Premises (other than a transfer for security purposes), (a) Landlord shall be released from all obligations and liabilities accruing thereafter under this Lease and Landlord’s successor shall be deemed to have assumed Landlord’s obligations thereafter accruing under this Lease and (b) Tenant agrees to attorn to the purchaser or assignee.
2  COMMON AREA

1  Common Area. During the Term, Tenant and the Tenant Parties shall have the non-exclusive right in common with Landlord and all others to whom Landlord has or shall give the same or similar rights, to use the Common Area for its intended purposes subject to (a) the right of Landlord, Occupants and their respective invitees, customers, agents, employees and independent contractors to use the Common Area, (b) any Superior Agreements, and (c) each provision of this Lease. Landlord shall, or shall cause others to, operate, repair, equip and maintain the Common Area in a manner deemed by Landlord in its business judgment to be reasonable and appropriate. The Common Area shall be subject to the exclusive control and management of Landlord. Landlord may, from time-to-time, impose parking charges at the Center.
2  LANDLORD’S RESERVATION OF RIGHTS

17.1. Reservation of Rights. Landlord reserves the right, at any time, and from time-to-time to:
(a) expand, reduce, remove, demolish, change, renovate or construct any existing or new improvements at the Center, and (b) expand, reduce or otherwise change the size, configuration or boundaries of the Center. Landlord shall have complete and exclusive control of the design, structure, construction, materials, colors, architectural elements and aesthetics of all improvements and Common Area at the Center, as well as all activities undertaken by Landlord and other Occupants in connection therewith.

This Lease does not grant any rights to light or air over or about the Center. Landlord reserves exclusively to itself the use of all of the following: (i) Roofs and exterior walls, (ii) telephone, electrical, utility, communication and janitorial closets, (iii) equipment rooms, building risers or similar areas that are used by Landlord for the provision of services, (iv) portions of the Premises for the repair, maintenance and replacement of machinery, pipes, conduits, utility lines and the like serving other Occupants and/or the Center in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises, and (v) the areas beneath, adjacent to and above the Premises (including the plenum within the Premises).

17.2. Changes to the Center. Landlord shall have the right and privilege at all times of determining the nature and extent of the Common Area and the Center and of making such changes, rearrangements, additions and reductions therein from time-to-time as Landlord deems desirable, including, without limitation, the location, relocation, enlargement, reduction, addition and/or elimination of driveways, malls, entrances and exits, automobile parking spaces, employee and customer parking areas, buildings and other structures, the direction and flow of traffic, establishment of protected areas, landscaped areas and any and all other facilities of the Common Area, the right at any time to locate on the Common Area permanent and/or temporary RMUs, and/or other building(s) and/or other improvements of any type and the right at any time to enclose or un-enclose any portions of the Common Area and/or Mall. Landlord reserves the right to utilize portions of the Common Area, from time-to-time, for shows, rides, entertainments, displays, advertising, educational purposes, demonstrations, civic and charitable functions and other uses which, in Landlord’s judgment, may attract the public to the Center or create goodwill, community interest or other beneficial interest with respect to the Center. Landlord shall have the right to convert Common Area to leaseable space and to convert leasable space to Common Area, from time-to-time. Landlord shall have the right (a) to close, if necessary, all or any portion of the Common Area to such extent as may be reasonably necessary to prevent a dedication thereof or the accrual of any rights of any person or of the public therein, (b) to close temporarily all or any portion of the Common Area to discourage non-customer use, (c) to use portions of the Common Area while engaged in making additional improvements, repairs or alterations to the Center, (d) to transfer, in whole or in part, any of Landlord’s rights and/or obligations under Article 16 to any Occupant or to any other party as Landlord may from time-to-time determine and (e) to do and perform such other acts in, to and with respect to, the Common Area as Landlord shall determine, in its business judgment, to be appropriate for the Center. Notwithstanding any contrary provision contained in this Lease, services and facilities may be discontinued, and access to the Premises and the Center restricted, in whole or in part, during such times as the Center is not open for business, and any other times as are necessary for temporary purposes such as repairs, alterations, strikes and other reasonable purposes. Landlord has no obligation to, and has made no representations that it shall, repair, alter, remodel, improve, renovate, decorate, demolish and/or add improvements to the Building or the Center, or any part thereof, and no representations respecting the condition of the Building or the Center have been made by Landlord to Tenant.

17.3. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Center as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Center. Tenant does not rely on the fact, nor does Landlord represent, that any specific occupant or type or number of occupants shall, at any time, occupy any space in the Center. Landlord shall have the full right to lease space in the Center to any person or entity and for any purpose Landlord shall deem appropriate, including retail, office, non-retail, residential, mixed used and commercial purposes.

17.4. Entry by Landlord. Landlord and its representatives (including contractors) shall have the right at all reasonable times upon reasonable prior notice to Tenant (and at all times without notice in the event of an emergency), to enter the Premises (a) for any purpose permitted by law, (b) to ascertain if the Premises are in good order, condition and repair, (c) to post notices of nonresponsibility or other notices which Landlord may deem necessary for its protection, (d) to show the Premises to prospective purchasers, mortgagees or ground or underlying lessors (each of which may then also enter the Premises), (e) to perform any obligation required of, or right permitted to, Landlord under this Lease,
(f) to take possession of the Premises due to an event of default in the manner provided for in this Lease or (g) to perform environmental assessments. During the twelve (12) months prior to the Expiry Date, Landlord may show the Premises to brokers, prospective tenants and their representatives. Landlord shall use good faith efforts during any entry upon the Premises pursuant to this Section 17.4 not to unreasonably interfere with Tenant’s conduct of business. No exercise by Landlord of any rights in this Section 17.4 shall entitle Tenant to any damage for any injury or inconvenience occasioned thereby nor to any abatement of Rent.

17.5. Relocation. If, in connection with Landlord*s expansion, reduction, removal, renovation or construction of new or existing improvements or in connection with Landlord’s re-merchandising plans, Landlord determines that it is necessary or advisable that Tenant vacate the Premises or that the Premises be altered, Landlord may, by written notice delivered to Tenant (“Relocation Notice”), require that Tenant surrender possession of the Premises, provided and on condition that (a) Landlord and Tenant shall, for a period of thirty (30) days following delivery of the Relocation Notice, negotiate in good faith to enter into a lease for substitute premises at the Center on substantially the same terms and conditions as those contained in this Lease (“Substitute Lease”) to the extent applicable, for the balance of the remaining Term, or (b) if, despite such good faith negotiations, the parties are unable to enter into the Substitute Lease on or before the thirtieth (30th) day following the delivery of the Relocation Notice, Landlord may elect, by written notice delivered to Tenant, to terminate this Lease. If Landlord terminates this Lease, the termination shall be effective on the date specified in Landlord’s written notice (which shall be at least fifteen [15] days after the sending of such notice) and upon the date Tenant vacates the Premises and performs all the Surrender Obligations, Landlord shall pay to Tenant the Unamortized Amount. The relocation of the Premises in accordance with (a) herein or the payment of the consideration in accordance with (b) herein shall be Tenant*s sole recourse and right in the event Tenant is required to surrender possession of the Premises as provided in this Section 17.5.

18. NOTICES

18.1. Notices. Any notice, demand or communication required or permitted to be given by one party to the other shall be in writing and addressed to Landlord’s Address for Notices or Tenant’s Address for Notices, as the case may be, or to such other address(es) and/or to such other parties as one party may from time-to-time reasonably designate in writing to the other party, and shall be
(a) personally served, (b) deposited in the United States mail, duly registered or certified with postage fully prepaid thereon or (c) delivered by an overnight courier service that confirms delivery. Either party may, by written notice similarly given, designate a different address for notice purposes. Notice shall be effective upon receipt or refusal to receive, in the event of personal service; or upon receipt or refusal to receive (but in no event more than three [3] days after the date first mailed in the manner herein required), in the event of depositing notice in the United States mails; or upon receipt or refusal to receive, in the event of delivery by overnight courier service.

19. DEFAULTS BY TENANT

19.1. Defaults. The occurrence of any one or more of the following events shall constitute a default by Tenant under this Lease:

19.1.1. Monetary. The failure by Tenant to make any payment of Rent or of any other sum required to be made by Tenant when due (however Tenant shall have up to three [3] days after written notice from Landlord to cure such default).

19.1.2. Failure to Conduct Business. If Tenant should fail at any time during the Term, to keep the Premises open for business fully fixtured, staffed or stocked on the days and hours required by this Lease.

19.1.3. Abandonment and Vacation. The vacation or abandonment of the Premises by Tenant. “Vacation” means any absence by Tenant from the Premises for fourteen (14) or more consecutive days.

19.1.4. Cross-Default. If Tenant (or an Affiliate of Tenant) is in default of any other lease or occupancy agreement between Landlord (or an Affiliate of Landlord) and Tenant (or an Affiliate of Tenant), all as the case may be.

19.1.5. Bankruptcy. The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty [60] days), or the appointment of a trustee or receiver to take possession of, or the attachment, execution or other judicial seizure of, substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

19.1.6. Other Non-Monetary Defaults. The failure by Tenant or any of the Tenant Parties to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant not previously covered by Section 19.1.1 through Section 19.1.5 above (however Tenant shall have up to ten [10] days after written notice from Landlord to cure such default except if the nature of Tenant’s default is such that it cannot be cured solely by payment of money and more than ten [10] days are reasonably required for its cure, then Tenant shall be obligated to commence such cure within the ten [10]-day period and thereafter diligently prosecute such cure to completion).

19.2. Sufficiency of Notices. Any notice required or permitted by this Article 19 shall be in lieu of, and not in addition to, any notice required under any Governmental Regulations providing for notice and any cure period. Landlord may (at its discretion) serve a statutory notice to quit, a statutory notice to pay rent or quit, or a statutory notice of default, as the case may be, to effect the giving of any notice required by this Article 19. No notice and opportunity to cure is conferred upon Tenant with regard to any default except as expressly set forth in Section 19.1.

19.3. Involuntary Assignment. An Involuntary Assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant. All sums payable by Tenant under this Lease shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Such sums which are not paid or delivered to Landlord shall be held in trust for the benefit of Landlord, and shall be promptly paid or turned over to Landlord upon demand. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Lease on and after the date of such assignment, and all of the terms and provisions of this Lease shall be binding upon such assignee. Any such assignee shall upon demand execute and deliver such instruments and documents reasonably requested by Landlord confirming such assumption.

20. LANDLORD’S REMEDIES

20.1. Landlord’s Remedies. Upon a default hereunder, should Tenant fail within the time period, if any, specified in Article 19 to fully cure such default, then without limiting Landlord in the exercise of any other right or remedy at law or in equity which Landlord may have (all remedies provided herein being non-exclusive and cumulative), Landlord may do any one or more of the following:

20.1.1. Continue Lease. Landlord may continue this Lease in effect after Tenant’s default and recover Rent as it becomes due. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time-to-time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent and other monetary charges as they become due.

20.1.2. Terminate Lease. Landlord may terminate Tenant’s right to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including (without limitation) the following: (a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus (d) any other amount and court costs necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result therefrom (including, without limiting the generality of the foregoing, the amount of any commissions, finder’s fee, advertising costs, remodeling costs and attorneys’ fees in connection with obtaining a replacement tenant); plus
(e) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time-to-time by applicable law. As used in subparagraphs (a) and (b) of this Section 20.1.2, the “worth at the time of award” shall be computed by allowing interest at the Agreed Rate, and, as used in subparagraph (c) of this Section 20.1.2, the “worth at the time of award” is to be computed by discounting such amount at the discount rate of the U.S. Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). For the purpose of determining the amount of Tenant’s Share of Variable Costs which constitute “unpaid Rent which would have been earned after termination” or which constitute “unpaid Rent for the balance of the term” (as referenced in subparagraphs [b] and [c] hereof), such amounts shall be deemed to increase annually for the balance of the Term by an amount equal to the average annual percentage increase in Variable Costs during the three (3) calendar years preceding the year in which the Lease was terminated, or, if such termination shall occur prior to the expiration of the third calendar year occurring during the Term of this Lease, then the amount of Tenant’s Share of Variable Costs shall be deemed to increase monthly for the balance of the Term by an amount equal to the average monthly percentage increase in Tenant’s Share of Variable Costs during all of the calendar months preceding the month in which the Lease was terminated.

20.1.3. Collect Sublease Rents. Landlord may collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that neither the filing of a petition for the appointment of a receiver for Tenant nor the appointment itself shall constitute an election by Landlord to terminate this Lease.

20.1.4. Cure Default. Landlord may proceed to cure the default at Tenant’s sole cost and expense, without waiving or releasing Tenant from any obligation hereunder. If at any time Landlord pays any sum or incurs any expense as a result of or in connection with curing any default of Tenant (including any administrative fees provided for herein and reasonable attorneys’ fees), the amount thereof shall be immediately due as a Reimbursed Cost.

20.1.5. Disposition of Property. Landlord may dispose of any Personal Property remaining on the Premises in accordance with applicable statutes relating to the disposition of abandoned property. If no such statute exists, Landlord shall have the right to retain possession of all of the Personal Property left in the Premises or, at Landlord’s option, to require Tenant at any time to forthwith remove same, and if not so removed within three (3) business days, to take title and possession of the same and to sell or otherwise dispose of the same, without any liability
(a) to Tenant for such property or (b) to pay to Tenant the proceeds from the sale thereof.

20.2. No Offsets. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any offset to or abatement of Rent, except as otherwise expressly provided in this Lease. Tenant hereby waives any right to plead all non-compulsory counterclaims or offsets in any action or proceeding brought by Landlord against Tenant for any default. This waiver shall not be construed, however, as a waiver of any right of Tenant to assert any non-compulsory counterclaims or offsets in any separate action brought by Tenant.

21. DEFAULTS BY LANDLORD

21.1. Defaults by Landlord. If Landlord fails to perform or observe any of the terms, covenants or conditions contained in this Lease on its part to be performed or observed within thirty (30) days after written notice of default from Tenant or, when more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to commence to cure such default after written notice thereof from Tenant and thereafter diligently pursue such cure to completion, said failure shall constitute a default by Landlord under this Lease. If any or all of the Premises or any interest of Landlord in this Lease or the Rent are at any time subject to any mortgage or deed of trust and if Tenant is given notice of the name and address of the Mortgagee, then Tenant shall give written notice of any default by Landlord to the Mortgagee concurrently when providing Landlord notice, specifying the default in reasonable detail. If Landlord fails to cure such default within the applicable cure period, Tenant shall give written notice of such failure to Mortgagee affording Mortgagee the same opportunity to cure as provided Landlord in this Section. If Mortgagee does perform on behalf of Landlord, such default shall be deemed cured.

1  Limitations on Recovery Against Landlord. The aggregate liability of Landlord and the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with the operation, management, leasing, repair, renovation, alteration of, or any other matter relating to, the Center or the Premises shall be limited solely and exclusively to an amount equal to the interest of Landlord in the Center, and neither Landlord nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Article 21 shall inure to the benefit of Landlord and the Landlord Parties and each of their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
2  COSTS OF SUIT

1  Costs of Suit. If either party brings action for relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the non-prevailing party shall pay the prevailing party its reasonable costs, fees and expenses incurred in connection with and in preparation for said action, including its reasonable attorneys’ fees.
2  DAMAGE AND DESTRUCTION

23.1. Insured Casualty. Upon the occurrence of an Insured Casualty to the Premises, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment and payment, issuance of permits or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 23, restore the damaged Premises (except for such work with respect to the Premises which is the responsibility of Tenant pursuant to this Article 23). Tenant, at its sole cost and expense, shall be responsible for the prompt and diligent repair and restoration of all items constituting Improvements and Personal Property (which repair and restoration work shall be completed no later than sixty [60] days after the completion of Landlord’s work under this Section 23.1). All repair and restoration activities by Landlord and Tenant shall be conducted in accordance with Exhibit C and the Tenant Package.

23.2. Uninsured Casualty. Upon the occurrence of an Uninsured Casualty to the Premises, Landlord shall have the right (in its sole discretion) to elect either to commence repair and restoration of the Premises (in which event this Lease shall continue in full force and effect and Landlord and Tenant shall diligently perform their respective repair and restoration obligations required pursuant to Section 23.1) or not to perform such repair and restoration, in which event this Lease shall cease and terminate sixty (60) days after Landlord’s notice of its election to terminate. Landlord shall give Tenant notice of its election under this Section 23.2 within ninety (90) days following the later of (a) the date of such Uninsured Casualty, or (b) the date that Landlord’s insurers determine that the Casualty is an Uninsured Casualty.

23.3. Rent Abatement. Landlord shall not be liable for any inconvenience or annoyance to Tenant or the Tenant Parties, or injury to Tenant’s business, resulting in any way from any Casualty or repair and restoration work. If any Casualty damages the Premises, or if the Premises are not reasonably accessible (and are not used) due to any Casualty to the Common Area, Tenant shall be entitled to a proportionate abatement of Fixed Minimum Rent during such time and to such extent the Premises are unfit for occupancy for the Permitted Use and are not so occupied or used by Tenant or the Premises are not reasonably accessible (and thus are not used by Tenant) due to damage to the Common Area. However, if the Casualty is due to the gross negligence or willful misconduct of Tenant or any of the Tenant Parties, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no Rent abatement.

23.4. Major Destruction. Notwithstanding any of the foregoing provisions of this Article 23, should there be a Major Destruction of the Center at any time during the Term, Landlord shall have the right to terminate this Lease by written notice to Tenant, which notice shall be given within one hundred twenty (120) days following the date of such Major Destruction (in which case such termination shall then take effect on the date specified in Landlord’s termination notice).

1  Insurance Proceeds. In the event of termination of this Lease pursuant to this Article 23, Landlord and Tenant shall each be released from any liability or obligation under this Lease (except as otherwise provided for in this Lease) arising after the date of such termination. In the event of such termination, all proceeds from Tenant’s insurance (including self-insurance and deductibles) covering the Improvements (but excluding proceeds for Personal Property) shall be payable to Landlord. In no event shall Tenant be entitled to share in Landlord’s insurance proceeds or to take any action which would result in a reduction of Landlord’s insurance proceeds.
2  CONDEMNATION

24.1. Total Taking. If there is a Taking of the entire Premises, this Lease shall terminate as of the date of such Taking, and Landlord and Tenant shall have no further liability or obligation (except as otherwise provided for in this Lease) arising under this Lease after such date.

24.2. Partial Taking; Right to Terminate. If more than twenty-five percent (25%) of the Floor Area of the Premises is taken, or if by reason of any Taking, regardless of the amount so taken, the remainder of the Premises is rendered unusable for the Permitted Use, Landlord and Tenant shall each have the right to terminate this Lease as of the date Tenant is required to vacate the portion of the Premises which is the subject of such Taking, upon giving notice of such election within thirty (30) days after the Taking. In addition, if there is a Taking of fifteen percent (15%) or more of the Floor Area of the Center and/or fifteen percent (15%) or more of the parking areas of the Center, Landlord shall have the right to terminate this Lease upon ninety (90) days’ written notice to Tenant. In the event of any termination of this Lease pursuant to this Article 24, Landlord and Tenant shall be released from any liabilities and obligations under this Lease (except as otherwise provided for in this Lease) arising after the date of termination. Landlord and Tenant shall, after learning of any Taking, promptly give notice thereof to each other. No temporary Taking of the Premises or any part of the Center (meaning a Taking of less than nine [9] months) shall terminate this Lease.

24.3. Restoration and Rent Abatement. If this Lease does not terminate pursuant to Sections 24.1 or 24.2 above, then Tenant shall continue to occupy that portion of the Premises not taken and the parties shall proceed as follows: (a) Landlord shall, at its sole cost and expense, restore the Premises remaining to a complete unit of like quality and character as existed prior to such Taking (except for such work with respect to the Premises which is the responsibility of Tenant pursuant to this Section 24.3), (b) Tenant, at its sole cost and expense, shall be responsible for the repair and restoration of the Improvements and Personal Property and (c) Fixed Minimum Rent and any Additional Rent that is calculated on the basis of Floor Area shall be calculated on the basis of the remaining Floor Area of the Premises.

1  Award. No award for any partial or entire Taking shall be apportioned, and Tenant hereby assigns to Landlord any and all rights of Tenant now or hereafter arising in or to the same or any part thereof. Tenant may file a separate claim for an award at its sole cost and expense for, and nothing contained herein shall be deemed to give Landlord any interest in, or to require Tenant to assign to Landlord, any award made to Tenant for compensation for loss of business or for damage to or loss of Personal Property; provided, however, that no such claim shall diminish or otherwise affect the awards otherwise payable to Landlord and each of Landlord’s Designees.
2  HAZARDOUS MATERIALS

25.1. Compliance. Tenant covenants and agrees that Tenant shall, at all times during the Term and at its sole cost and expense, comply with and assume responsibility and liability under all Environmental Laws applicable to occupancy or use of or operations at the Premises by Tenant and the Tenant Parties. In the event that Tenant proposes to undertake any Improvements, Tenant shall comply (at Tenant’s sole cost) with Landlord’s criteria (as established from time to time) for testing and remediation of Hazardous Materials.

25.2. Notification. Tenant agrees that should it or any of the Tenant Parties know of (a) any violation of Environmental Laws relating to the Premises, or (b) the escape, release or threatened release of any Hazardous Materials in, on, under or about the Premises, Tenant shall promptly notify Landlord in writing of such violation, escape, release or threatened release, and that it will provide all warnings of exposure to Hazardous Materials in, on, under or about the Premises in strict compliance with all applicable Environmental Laws.

25.3. Hazardous Materials. Tenant shall at no time use, analyze, generate, manufacture, produce, transport, store, treat, release, dispose of or permit the escape of, or otherwise deposit in, on, under or about the Premises or the Center, any Hazardous Materials, or permit or allow any of the Tenant Parties to do so.

26. SUBORDINATION AND ESTOPPEL

26.1. Subordination. Tenant covenants and agrees that (a) this Lease is and shall automatically and without further act or deed by Tenant be subject and subordinate to any mortgages, deeds of trust, security deeds or other security instruments, and any ground leases or underlying leases presently existing or hereafter placed upon all or any portion of the Center (each a “Mortgage”) and to any and all advances to be made thereunder, and to any interest accrued thereon, and to all renewals, replacements, modifications, consolidations and extensions thereof or participation thereof, (b) any mortgagee, grantee, master lessor, beneficiary or trustee (each a “Mortgagee”) may elect to have this Lease made a prior lien to its Mortgage, and in the event of such election and upon notification by such Mortgagee to Tenant to that effect, this Lease shall be deemed prior in lien to said Mortgage, whether this Lease is dated prior to or subsequent to the date of any such Mortgage and (c) Tenant shall execute and deliver whatever instruments may reasonably be required by Landlord or any present or prospective Mortgagee to acknowledge such subordination or priority (as applicable) in recordable form. If any proceeding is brought for default under any Mortgage to which this Lease is subject, or in the event of foreclosure, deed in lieu of foreclosure or the exercise of the power of sale under any Mortgage covering the Premises and if requested by Landlord’s successor, Tenant shall attorn to the successor and shall recognize that successor as Landlord under this Lease. Such successor shall not be (i) liable for any previous act or omission of Landlord under this Lease, (ii) subject to any offset that theretofore accrued to Tenant against Landlord or (iii) bound by any previous prepayment of Rent or Security Deposit which have not been expressly delivered by Landlord to such successor. If so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired Term of this Lease then remaining).

1  Estoppel Certificate. Tenant shall, from time-to-time within ten (10) days after prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing in such form as may be reasonably required by Landlord (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any; (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder (or specifying such defaults if they are claimed); and (c) containing such other matters as are set forth in such form. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Fixed Minimum Rent has been paid in advance.
2  MISCELLANEOUS

27.1. Amendments. No provision of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

27.2. Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. Notwithstanding any contrary provision in this Lease, if Landlord is obligated to credit or refund any amount owed by Landlord to Tenant and if at such time there is any outstanding Rent due Landlord, Landlord may elect to apply such credit and/or refund toward such outstanding Rent.

27.3. Audits. Landlord and Tenant shall each have the right to audit the other party’s books and records respecting Gross Sales and Tenant’s Share of Variable Costs (respectively). Such audits shall be conducted during business hours by a non-contingency fee auditor who was not previously employed by the other and is not employed by a competitor of the other at such offices as the audited party shall reasonably specify. A party may not conduct an audit (a) more than once in each Lease Year or
(b) while such party is in default of the Lease. If an audit should disclose that the audited party shall have understated Gross Sales or overstated Tenant’s Share of Variable Costs (as applicable) by more than five percent (5%), then the audited party shall pay to the other party all reasonable costs and expenses relating to such audit (including, without limitation, reasonable travel costs) in addition to paying any additional amounts due under this Lease or refunding any overpayment made under this Lease as a result of such understatement or overstatement, as applicable. The results of any such audit shall be kept confidential and not disclosed to any third parties (except to the extent required by law). Neither party shall have the right (whether at law, at equity or under this Lease) to audit (1) Gross Sales or Tenant’s Share of Variable Costs (as applicable) except on the express terms and conditions provided in this Section 27.3 or (2) the amount payable by Tenant as Fixed Costs.

27.4. Authority of Signatories. Each person executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant, and that Tenant is qualified to do business in the state where the Center is located, and shall deliver appropriate certification to that effect if requested.

27.5. Binding Effect. Except as otherwise expressly provided in this Lease, all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

27.6.
Brokers. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against, all damages (including reasonable attorneys’ fees and costs) resulting from any claims that may be asserted against Landlord or Tenant by any broker, finder, or other person with whom the indemnifying party has or purportedly has dealt.

27.7. Captions. The names of Articles and Sections are for convenience only and shall not be used to interpret or construe the meaning of any provision in this Lease. All references to Articles, Sections and Exhibits are references to Articles and Sections contained in this Lease and Exhibits attached to this Lease unless otherwise expressly provided.

27.8. Choice of Law. This Lease shall be governed by the laws of the state where the Center is located.

27.9. Confidentiality. Tenant shall keep the content of this Lease and all related documents strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants.

27.10. Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Lease.

27.11. Execution by Landlord. The submission of this document to Tenant does not constitute an offer to lease, or a reservation of, or an option for, the Premises. This document becomes effective and binding only upon Landlord’s delivery to Tenant of a counterpart executed by both Landlord and Tenant. Until this Lease is executed by both Landlord and Tenant and delivered by Landlord to Tenant, Landlord and its agents may continue to negotiate with third parties for the leasing of all or portions of the Premises. No act or omission of any employee or agent of Landlord or of Landlord’s broker shall alter, change or modify any of the provisions hereof.

27.12. Exhibits. All exhibits affixed to this Lease are made a part of, and are incorporated into, this Lease. In particular, the Center Rider, attached as Exhibit E, reflects certain provisions particular to the Center and the state in which the Premises are located. If there are any inconsistencies between this Lease and the provisions of Exhibit E, the provisions of Exhibit E shall prevail.

27.13. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war or terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other Casualty, in each case if due to a cause beyond the reasonable control of the party obligated to perform, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent payable by Tenant pursuant to this Lease and Tenant’s obligations under Section 12.1.2 (collectively, “Force Majeure”) shall, notwithstanding anything to the contrary contained in this Lease, excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. For purposes of this Section 27.13, a cause shall not be deemed beyond a party’s control if it is within the control of such party’s agents, employees or contractors.

27.14. Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary.

27.15. Labor Contracts. Neither Tenant nor any of the Tenant Parties shall take any action which violates Landlord’s labor contracts affecting the Center or which creates any work stoppage, picketing, labor disruption or dispute, or interferes with the business of Landlord or any Occupant in the Center or with the rights and privileges of any customer or other person(s) lawfully in the Center, or causes any impairment or reduction of the goodwill of the Center. If there shall be any work stoppage, picketing, labor disruption or dispute as the result of the actions of Tenant or any of the Tenant Parties, Tenant shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking a judgment for a breach of contract between Tenant and Tenant’s contractor and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

27.16. Landlord and Tenant. The words “Landlord” and “Tenant” include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one person or entity constituting Landlord or Tenant, the obligations imposed hereunder upon Landlord or Tenant are joint and several. If Tenant consists of a husband and wife, the obligations of Tenant hereunder extend individually to the sole and separate property of each of them as well as to their community property. The obligations contained in this Lease to be performed by Landlord shall be binding on Landlord’s successors and assigns only during their respective periods of ownership of the Premises.

27.17. Merger. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, negotiations, brochures, arrangements, or understanding pertaining to any such matter shall be effective for any purpose unless expressed herein.

27.18. Modification of Lease. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then, and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any Mortgagee, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

27.19. Name of Center. Landlord expressly reserves the right at any time, after no less than sixty
(60) days’ notice to Tenant, to change the name of the Center without any liability to Tenant. Tenant shall use the Center’s name in referring to the location of the Premises in all newspaper, radio, television and other advertising with respect to Tenant’s business at the Premises.

27.20. No Consent or Approval. Landlord’s or Tenant’s consent to or approval of any act by the other requiring its consent or approval shall not constitute a consent or approval of any subsequent act by the other.

27.21. No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound.

27.22. No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Costs or the amount of the Costs in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis as to Tenant, or any warranty or any statement which is not set forth herein or in one or more of the exhibits attached hereto.

27.23. Nondiscrimination. Tenant covenants for itself, its heirs, executors, administrators, successors, and assigns and all persons claiming under or through it or them, that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises herein leased, and Tenant and any person claiming under or through Tenant shall not establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, subtenants, licensees, vendees or customers in the Premises.

27.24. Nonrecordability of Lease. Tenant shall not record this Lease or a memorandum hereof without Landlord’s express prior written consent, which consent may be withheld in Landlord’s sole discretion.

27.25. OFAC Certification

27.25.1. Representation and Warranty. Tenant represents and warrants that:

27.25.1.1. It is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, without limitation, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended [“Executive Order 13224”]), or other governmental action and is not, and shall not, engage in any dealings or transactions or otherwise be associated with such persons or entities; and

27.25.1.2. It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation with whom Landlord is restricted from doing business under the regulations of OFAC (including, but not limited to, Executive Order 13224) or other governmental action and is not and shall not engage in any dealings or transactions, employ or otherwise be associated, with such person, group, entity or nation.

27.25.2. Default. Any breach of the representation and/or warranty contained in this Section 27.25 shall constitute a non-curable default and is grounds for immediate termination of this Lease by Landlord. Any such exercise by Landlord of its remedies under this Section 27.25 shall not constitute a waiver by Landlord to recover (a) any Rent due under this Lease and (b) any damages arising from such breach by Tenant.

27.26. Quiet Enjoyment. So long as Tenant timely pays all Rent, timely performs its covenants and obligations under this Lease and recognizes any successor to Landlord in accordance with the terms of this Lease, Tenant shall lawfully and quietly have, hold and enjoy the Premises during the Term without hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, subject, however, to all Superior Agreements.

27.27. REIT Qualifications. Landlord and Tenant agree that all Rent paid to Landlord under this Lease shall qualify as “rents from real property” as defined in Internal Revenue Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4, as each is amended from time-to-time. Should the requirements of the said Internal Revenue Code Section or Treasury Regulation Section be amended so that any rent no longer qualifies as “rents from real property” for the purposes of the Internal Revenue Code or the Treasury Regulation, the Rent payable to Landlord shall be adjusted so that such Rent will qualify as “rents from real property” under the Internal Revenue Code and Treasury Regulation; provided that such adjustments required pursuant to the provisions of this Section 27.27 shall not increase the monetary obligations of Tenant. If any adjustment of Rent under this Section 27.27, or if Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code or the Treasury Regulation will be jeopardized because of any provision of this Lease, Tenant shall, without charge therefor and within ten (10) days after Landlord’s written request therefor, execute and deliver to Landlord such amendments to this Lease as may be reasonably required by Landlord to avoid such jeopardy; provided such amendments do not increase the monetary obligations of Tenant or in any other manner materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.

27.28. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

27.29. Rules. Landlord shall have the right at any time to establish, modify, amend and enforce reasonable and non-discriminatory Rules. Tenant shall (and shall cause all of the Tenant Parties to) comply with all Rules.

27.30. Security. Landlord may from time-to-time elect to obtain or cease to provide security services and/or devices for the protection of the Common Area. To the extent that such security services and devices are provided, they are not intended to provide protection for the Premises or the persons thereon or the contents thereof and, therefore, Tenant shall obtain any and all security services and/or devices as Tenant shall reasonably require for the protection of the Premises, the Tenant Parties, and Improvements and Personal Property. No firearms or other devices that could cause grievous bodily harm shall be used, possessed or carried by any of Tenant’s security services, or any of Tenant or the Tenant Parties, unless Landlord shall have agreed to the same in writing (which consent Landlord may grant or withhold in its sole discretion) and Tenant shall have provided Landlord with such instruments as Landlord shall require to protect Landlord and the Landlord Parties from any and all liability in connection with the use of such firearms or devices.

27.31. Severability. If any provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and every other term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

27.32. Submittal of Financial Statement. At any time and from time-to-time during the Term, but not more often than once in any calendar year, within fifteen (15) days after request therefor by Landlord, Tenant shall supply to Landlord and/or any of Landlord’s Designees a current financial statement, profit and loss statements for the business at the Premises, and/or such other reasonable financial information as may be required by any such party. Such information shall be confidential and Landlord shall not divulge such information, except to any actual or prospective purchaser of Landlord’s interest in the Premises or to any actual or prospective lender or as may otherwise be required for Landlord to undertake its obligations and rights under this Lease.

27.33. Superior Agreements. This Lease and Tenant’s rights hereunder are subject and subordinate in all respects to all Superior Agreements.

27.34. Survival. Every obligation to pay Rent, every indemnification of one party by the other and every provision relating to Hazardous Materials shall survive the expiration or earlier termination of this Lease, unless and to the extent otherwise expressly provided in this Lease.

27.35. Time. Time is of the essence of this Lease and each and every provision hereof, except as may be expressly provided otherwise.

27.36. Waivers

27.36.1. Waiver of Default. No delay or omission in the exercise of any right or remedy of Landlord or Tenant for any default by the other shall impair such right or remedy or be construed as a waiver. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

27.36.2. Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

27.36.3. Waiver of Right to Repair. Except as otherwise expressly provided herein, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises or the Center or in or to the fixtures, appurtenances and equipment therein. Tenant hereby waives the right to make repairs at Landlord’s expense under the provisions of any laws permitting repairs by a tenant at the expense of a landlord.

27.36.4. Waivers Respecting Casualty and Taking. The provisions of Articles 23 and 24 constitute an express agreement between Landlord and Tenant with respect to any Casualty and Taking, respectively. Therefore, any statute or regulation of the state in which the Premises are located with respect to any rights or obligations concerning damage, destruction or condemnation and any other Article of this Lease, shall have no application to this Lease as to any Casualty or Taking, respectively, as to which Articles 23 and 24 shall govern and prevail.

27.36.5. Waiver of Trial by Jury and Venue Selection. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY AND OTHER STATUTORY REMEDY WITH RESPECT THERETO. LANDLORD AND TENANT ALSO AGREE THAT THE VENUE OF ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE IN THE CITY, COUNTY AND STATE IN WHICH THE CENTER IS LOCATED OR AT SUCH OTHER CITY AND COUNTY AS MAY BE DETERMINED BY LANDLORD IN ITS SOLE AND ABSOLUTE DISCRETION.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:	NEW RIVER ASSOCIATES, an Arizona general partnership
By: Westcor Realty Limited Partnership, a Delaware limited partnership its general partner
By: Macerich WRLP Corp., a Delaware corporation its general partner
By: Name: Title:

TENANT: SANDSTROM AS SEEN ON TV FRANCHISING COMPANY, a Nevada corporation

By:
President
By:
Vice President

LANDLORD'S BROKER:

WESTCOR PARTNERS, L.L.C., an Arizona limited liability company

By: William P. Whiteside Its: Designated Broker

EXHIBIT A

DEPICTION OF CENTER

ST JOHN DRIVE
75TH AVENUE
MAJOR OCCUPANT STORE 1
MAJOR OCCUPANT STORE 2
MAJOR OCCUPANT STORE 3
MAJOR OCCUPANT STORE 4
MAJOR OCCUPANT STORE 5
MAJOR OCCUPANT STORE 6
FOOD COURT
75TH AVENUE
BELL ROAD

ARROWHEAD TOWNE CENTER

This is a schematic plan intended only to show the general layout of the Center or a part thereof. Landlord reserves the right to alter, vary, add to or omit in whole or in part any structures, and/or improvements, and/or Common Area, and/or land area shown on this plan. This plan is subject to change and modification as may be made by Landlord or required by any authority having jurisdiction. All measurements and distances are approximate. This plan is not to be scaled. Landlord does not covenant or represent that any Occupant indicated herein is or will remain a Tenant in either the space marked or in any other space in the Center and nothing set forth in this plan is a representation, agreement or easement right except as specifically set forth in the Lease.

EXHIBIT A
EXHIBIT B

DEPICTION OF PREMISES

MAJOR OCCUPANT STORE 2
MAJOR OCCUPANT STORE 3
FOOD COURT
MAJOR OCCUPANT STORE 6
MAJOR OCCUPANT STORE 4
MAJOR OCCUPANT STORE 5

ARROWHEAD TOWNE CENTER UPPER LEVEL

This is a schematic plan intended only to show the general layout of the Center or a part thereof. Landlord reserves the right to alter, varies, add to or omit in whole or in part any structures, and/or improvements, and/or Common Area, and/or land area shown on this plan. This plan is subject to change and modification as may be made by Landlord or required by any authority having jurisdiction. All measurements and distances are approximate. This plan is not to be scaled. Landlord does not covenant or represent that any Occupant indicated herein is or will remain a Tenant in either the space marked or in any other space in the Center and nothing set forth in this plan is a representation, agreement or easement right except as specifically set forth in the Lease.

EXHIBIT C

PROVISIONS FOR THE DESIGN

AND CONSTRUCTION OF THE PREMISES

(AS IS WITH REMODEL)

1. GENERAL PROVISIONS

1.1. Purpose. This Exhibit C sets forth certain provisions with respect to Landlord’s Work and Tenant’s Work.

1.2. Definitions. Capitalized terms used in this Exhibit C without definition shall have the meaning ascribed to such terms in the Tenant Package.

1  References. Unless otherwise expressly provided in this Exhibit C, references to Articles, Sections and captions are references to Articles, Sections and captions contained in this Exhibit C.

2  TENANT PACKAGE

2.1. Tenant Package. Tenant acknowledges it has received from Landlord a Tenant Package which shall govern all of Tenant’s Work. Tenant shall, and Tenant shall cause, Tenant’s Architect, Tenant’s engineer and Tenant’s Contractor and subcontractors to, in all respects comply with, and Tenant’s Work shall in all respects be subject to, the Tenant Package. “Tenant Package” means the package(s) containing, among other materials, the following: (a) Tenant Design and Construction Criteria, (b) Sign Criteria and Plan Submittal Guidelines, (c) Contractors’ Rules and Regulations and
(d) Technical Manual. The Tenant Package is hereby incorporated herein and made a part of this Exhibit C by this reference.

3. DESCRIPTION OF LANDLORD’S WORK

3.1. Landlord’s Work Defined.“Landlord’s Work” means the work, if any, which Landlord is expressly obligated to undertake pursuant to this Article 3. Landlord shall have no obligation to improve, remodel, alter or otherwise modify or prepare the Premises or the Center in connection with Tenant’s occupancy.

3.2. Center. Landlord or its predecessor-in-interest has constructed the Center, and the Building and other improvements upon the Center (exclusive of improvements constructed by or on behalf of each present and prior Occupant). Tenant has inspected the Center, the Building, the Utilities, the types, quantities and qualities of the Utilities, and the other systems and Tenant has found the same to be suitable, sufficient and in acceptable condition for the purpose of Tenant conducting the Permitted Use upon the Premises. Landlord shall have no obligation to undertake any work or furnish any additional materials upon any part of the Center or to provide any additional Utilities or other systems for the benefit of the Premises.

1  Tenant Coordinator. Landlord shall designate a person, or persons, as Tenant Coordinator (“Tenant Coordinator”) who alone shall have authority on behalf of Landlord to oversee and manage the review and approval of Preliminary Documents, Construction Documents, As-Built Documents, Plan Revisions and other matters specified in this Exhibit C and the Tenant Package. No matter shall be deemed approved by Landlord under this Exhibit C or the Tenant Package unless approved in writing by the Tenant Coordinator. Landlord may, from time-to-time and upon written notice to Tenant’s Representative, name another person or persons as Tenant Coordinator.

2  DESCRIPTION OF TENANT’S WORK

4.1. Condition of Premises. Upon the Delivery Date, Tenant shall accept delivery of the Premises in an “As Is” condition and “With All Faults” and Landlord shall have no obligation to improve, remodel, alter or otherwise modify or prepare the Premises for Tenant’s occupancy except to the extent otherwise expressly stated in Article 3 as “Landlord’s Work”, if any. Tenant hereby represents each of the following: (a) Tenant or its authorized representative has inspected the Premises and has made all inquiries, tests and studies that it deems necessary in connection with its leasing of the Premises,
(b) Tenant is relying solely on Tenant’s own inspection, inquiries, tests and studies conducted in connection with, and Tenant’s own judgment with respect to, the condition of the Premises and Tenant’s leasing thereof and (c) Tenant is leasing the Premises without any representations or warranties, express, implied or statutory by Landlord, or Landlord’s agents, brokers, finders, consultants, counsel, employees, officers, directors, shareholders, partners, trustees or beneficiaries.

4.2. Tenant’s Work Defined. “Tenant’s Work” means the purchase, installation, construction and performance of the improvements and duties specified in the Approved Plans and as described in the Tenant Package for a full and complete remodel of the Premises, and the purchase, installation and construction of all Tenant’s furniture, equipment and Personal Property, all at Tenant’s sole cost and expense (except to the extent otherwise expressly provided in the Tenant Package) and in compliance with applicable Governmental Regulations. All Tenant’s Work shall be performed by a licensed, bondable contractor retained by Tenant and approved in advance, in writing, by Landlord (“Tenant’s Contractor”). Tenant’s Contractor shall construct Tenant’s Work in a good and workmanlike manner and complete Tenant’s Work in accordance with the Approved Plans, the Lease and the Tenant Package, and in compliance with all Governmental Regulations.

4.3. Tenant’s Architect. Tenant shall engage the services of a licensed architect (“Tenant’s Architect”) to prepare the Preliminary Documents, Construction Documents and As-Built Documents.

4.4. No Mezzanines. No mezzanines shall be permitted upon the Premises. The approval of the Preliminary Documents or Construction Documents containing any depictions of mezzanines shall not constitute either Landlord’s approval of any mezzanine upon the Premises or a waiver of the prohibition against mezzanines set forth in this Section 4.4. As used herein, the term “mezzanine” shall apply to all mezzanines regardless of purpose and shall include, without limitation, mezzanines used for storage.

4.5. On-Site Corrections. Tenant Coordinator reserves the right to make any on-site corrections to any of the Approved Plans.

4.6. Scope of Approval. Landlord’s approval of the Preliminary Documents, the Construction Documents and the Approved Plans shall not constitute any representation or warranty by Landlord that the same are complete or sufficient for (a) purposes of Tenant’s design, (b) purposes of constructing the Premises or any part of the Premises or (c) complying with any Governmental Regulations. Landlord shall not be liable to Tenant if the Preliminary Documents, the Construction Documents or the Approved Plans fail to satisfy any of the provisions specified in (a), (b) and/or (c) preceding and Tenant shall not be relieved of any of its obligations under this Exhibit C, the Tenant Package, the Lease or Governmental Regulations on account of any such approval by Landlord.

4.7. Plan Review Fee. Concurrently with submitting the Preliminary Documents to Landlord, Tenant shall pay to Landlord the Plan Review Fee for Tenant Coordinator’s and/or other consultants’ review of the Preliminary Documents. The time frame in which Landlord is obligated to approve or disapprove the Preliminary Documents shall not commence until Tenant has paid in full the Plan Review Fee.

4.8. Plan Revisions. If Tenant requires any changes, additions, deletions or other modifications to the Approved Plans, Tenant shall submit revised Construction Documents clearly identifying all changes, additions, deletions and other modifications (“Plan Revisions”) to Tenant Coordinator for approval on behalf of Landlord. Tenant Coordinator shall promptly review the Plan Revisions and approve, conditionally approve or disapprove the Plan Revisions. Plan Revisions shall be at the sole cost and expense of Tenant.

4.9. Landlord’s Right to Access. Throughout the entire course of Landlord’s Work and Tenant’s Work, Landlord, Landlord’s authorized representatives (including Tenant Coordinator) and Landlord’s contractors shall have access to the Premises and shall have the right to inspect the progress of Tenant’s Work, Tenant’s and Tenant’s Contractor’s compliance with the provisions of the Lease, this Exhibit C and the Tenant Package, and to install such portions of Landlord’s Work that first requires all or some portion of Tenant’s Work to be completed. If Landlord or any of Landlord’s representatives or contractors shall enter the Premises during the course of Tenant’s Work, Landlord shall use commercially reasonable efforts to avoid interfering with the progress of Tenant’s Work upon the Premises.

1  Commencement of Tenant’s Work. Promptly following (a) the Delivery Date, (b) Landlord’s approval of the Approved Plans, (c) Tenant’s receipt of all permits and licenses required by governmental authorities and (d) the complete satisfaction of all requirements under the Lease, this Exhibit C and the Tenant Package which Tenant and Tenant’s Contractor are obligated to perform prior to commencing construction of Tenant’s Work, Tenant shall cause Tenant’s Contractor to commence Tenant’s Work in accordance with the Approved Plans, the Lease, this Exhibit C and the Tenant Package and to diligently pursue the same to completion and to initially open the Premises for business on or before the Required Opening Date.
2  CLOSE-OUT PACKAGE.

5.1. Close-Out Package. Tenant shall perform and provide Landlord with each of the following within the time frame specified therefor all at Tenant’s sole cost and expense (collectively, “Close-Out Package”):

5.1.1. Compliance and Close Out Documentation. All compliance and close out documentation as detailed in Section U of the Contractors’ Rules and Regulations in connection with the performance of Tenant’s Work.

5.1.2. AIA Document Requirements

5.1.2.1. For Tenant’s Work with an aggregate cost to Tenant in excess of $1,000,000.00, Tenant shall obtain and deliver to Landlord, within thirty (30) days after the substantial completion of Tenant’s Work, the following documents: (a) AIA Document G702, completed, executed and certified by Tenant’s Architect that the Premises were constructed in accordance with the Approved Plans and (b) AIA Document G703, completed, executed and certified by Tenant’s Contractor.

Arrowhead Towne Center - As Seen On TV Retail/Mall/Fixed Costs #217342v2<iManage>:04.27.07.1410 Vers 3.0 : 201924_1 : 06.01.06
5.1.2.2. For Tenant’s Work with an aggregate cost to Tenant from $100,000.00 to $1,000,000.00, inclusive, Tenant shall obtain and deliver to Landlord, within thirty (30) days after the substantial completion of Tenant’s Work, the following documents, completed, executed and certified by Tenant’s Contractor: (a) AIA Document G702 and (b) AIA Document G703.

5.1.2.3. For Tenant’s Work with an aggregate cost to Tenant of less than $100,000.00, Tenant shall obtain and deliver to Landlord, within thirty (30) days after the substantial completion of Tenant’s Work, a copy of the contract between Tenant and Tenant’s Contractor showing Tenant’s Contractor’s aggregate final billing.

5.1.3. Affidavit of Improvements Cost. Tenant shall deliver to Landlord, within thirty
(30) days after the substantial completion of Tenant’s Work (a) an affidavit, certified as true and correct by an Authorized Officer of Tenant, setting forth in reasonable detail the amounts paid by Tenant for the leasehold improvements made by Tenant (less any amounts paid by Landlord toward such leasehold improvements and specifically excluding all costs for Personal Property), and (b) all paid invoices for Tenant’s Work.

EXHIBIT D

CERTAIN DEFINED TERMS
1. INTENT

1.1. Intent. The purpose of this Exhibit D is to set forth certain defined terms which are used in the Lease. Terms which are not defined in this Exhibit D are defined in the Lease or the Exhibits attached to the Lease.

1  References. All references to Articles, Sections and captions contained in this Exhibit D are Articles, Sections and captions contained in the Lease unless otherwise provided.
2  CERTAIN DEFINED TERMS

2.1. Additional Rent means all amounts payable by Tenant under this Lease, other than Fixed Minimum Rent and Percentage Rent.

2.2. Address for Payment of Rent means the address specified at Section 1.19.

2.3. Administrative Charge means fifteen percent (15%) of the subject sum. The Administrative Charge is intended to reimburse Landlord for additional administrative costs incurred by Landlord for providing work, materials or services.

2.4. Affiliate means any entity that Controls, is Controlled by or is under common Control with another specified entity.

2.5. Agreed Rate means the prime commercial rate of interest charged from time-to-time by Wells Fargo Bank, National Association (or, if the same does not exist, such other comparable bank selected by Landlord), plus two percent (2%) per annum, but not to exceed the maximum rate of interest allowable under law.

2.6. Annual Base Sales means the annual figure specified at Section 1.10, as the same may be adjusted from time-to-time pursuant to this Lease.

2.7. Annual Fixed Minimum Rent means the annual rent sum specified at Section 1.8, as the same may be adjusted from time-to-time pursuant to this Lease.

2.8. Annual Sales Statement means a written statement in the form attached as Exhibit G to the Lease certified to be true and correct by an Authorized Officer of Tenant.

2.9. Approved Plans means the final set of plans for Landlord’s Work and/or Tenant’s Work (as the case may be) which have received the final written approval of both Landlord and Tenant to the extent required by any applicable provisions of this Lease and the Tenant Package.

2.10. Assignment, Assign and Assigning mean any assignment of Tenant’s interest in the Lease and Assignment Instrument means the instrument by which an Assignment is made.

2.11. Attached Fixtures means such trade fixtures, equipment and other Personal Property which is attached or affixed to the Premises (including, without limitation, carpeting, flooring, lighting, light fixtures, electrical systems, communications wiring and cabling, built-in shelving, built-in furniture and the cash wrap).

2.12. Authorized Officer means (a) each natural person who executed the Lease (or the most recent amendment of the Lease), if Tenant is one or more natural persons, (b) an authorized officer, if Tenant is a corporation, (c) an authorized or managing partner, if Tenant is a partnership or a limited liability partnership or (d) an authorized member, if Tenant is a limited liability company.

2.13. Bankruptcy Code means the Bankruptcy Code 11 U.S.C. 101 et seq., as amended from time-to-time.

2.14. Building means the building, if any, of which the Premises are a part.

2.15. Casualty means fire or any other casualty.

2.16. Center means that certain commercial project, the name and approximate location of which is specified at Section 1.1.

2.17. Center Hours is defined at Section 1.15.

2.18. Claims means, collectively, claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, costs and expenses, including reasonable attorneys’ and other expert and third party fees and costs.

2.19. Close-Out Package is defined at Exhibit C.

2.20. Common Area means all improvements, facilities, equipment, signs, land and areas (as each may be enlarged, reduced, dedicated to retail use, replaced, increased, removed, demolished or otherwise altered in any way by Landlord) within the exterior boundaries of the Center which are now or hereafter made available for general use, convenience or benefit of more than one (1) Occupant, which may include, but shall not be limited to, parking areas, access and perimeter roads, driveways, loading docks, pedestrian malls and courts (whether enclosed or unenclosed), corridors, stairs, ramps, elevators, escalators, first-aid stations, security stations, drinking fountains, toilets, public washrooms, community halls, auditoriums, and other public facilities, parcel pick-up stations and landscaped areas. Common Area shall include any other land which Landlord, by means of purchase, lease or otherwise, acquires, and which land is not presently part of the Center, to the extent Landlord designates all or any portion of such land available as Common Area.

2.21. Competing Interest is defined at Section 10.4.

2.22. Control, Controlled and Controls mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

2.23. Costs means both Fixed Costs and Variable Costs (or Tenant’s Share of Variable Costs, as the context of the sentence, paragraph or Section may require).

2.24. Cumulative Basis means that the stated cap shall be applied on a cumulative and compounding basis. For example, if the stated cap is three percent (3%), the maximum capped amount for the first year to which the cap applies shall be one hundred three percent (103%) of the amount for the immediately preceding period (annualized if such amount is not for a full year), which shall constitute the “Cap Amount” for such year; for the second year, the “Cap Amount” shall be equal to one hundred six and 9/100ths percent (106.09%); and for each year after such second year, the Cap Amount shall be an amount equal to one hundred three percent (103%) of the Cap Amount applicable to the immediately preceding year.

2.25. Delivery Date means January 1, 2007.

2.26. Effective Date is defined in the preamble to this Lease.

2.27. Intentionally Omitted (Form)

2.28. Environmental Laws means any and all federal, state and local laws, regulations, ordinances, codes and policies, and any and all judicial or administrative interpretations thereof by governmental authorities, as now in effect or hereinafter amended or enacted, relating to:

2.28.1. Pollution or protection of the environment, natural resources or health and safety; including, without limitation, those regulating, relating to, or imposing liability for emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials; and

2.28.2. The use of chemical, electrical, radiological or nuclear processes, radiation, sophisticated electrical and/or mechanical equipment, sonar and sound equipment, lasers, and laboratory analysis and materials.

2.29. Excluded Floor Area means the total Floor Area of all of the following: Major Occupant Stores, the premises of all Occupants occupying between 15,000 and 40,000 square feet of Floor Area, all premises having an exterior entrance (but only if the Center contains an enclosed mall), movie theatre premises, premises occupied by Occupants under pad leases, premises used for educational purposes, premises used for office purposes, premises used for restaurants, mezzanines, storage areas, premises occupied by Temporary Tenants, Landlord’s management office(s), merchants’ association offices, Marketing Service offices, maintenance buildings and offices, equipment rooms utilized by Landlord for the maintenance of the Common Area, and such facilities and areas the primary purpose of which is to afford services, convenience or recreation to customers and invitees of the Center or for municipal and community purposes, which include, without limitation, post offices, security and/or police offices, child care facilities, and rooms used for community or public meetings.

2.30. Executive Order 13224 is defined at Section 27.25.1.1.

2.31. Expiry Date means the date specified at Section 1.7.

2.32. First Fixed Costs Adjustment Date is defined at Section 1.25.

2.33. Fixed Costs means the annual figure specified at Section 1.25, as the same may be adjusted from time-to-time pursuant to this Lease.

2.34. Fixed Costs Adjustment Date is defined at Section 5.7.1.

2.35. Fixed Minimum Rent means Annual Fixed Minimum Rent and/or Monthly Fixed Minimum Rent (as the case may be).

2.36. Floor Area means (a) with respect to areas in the Center that are available from time-to-time for the exclusive use and occupancy by an Occupant, Landlord’s calculation of the number of square feet of floor area of all floors in such subject space measured from the exterior faces of all exterior walls (and from the extensions thereof in the case of openings) and from the center line of interior demising walls inclusive of the floor area of mezzanines and basements (unless otherwise excluded) and (b) with respect to RMUs, Landlord’s calculation of the floor area of the footprint of each of the RMUs. Landlord and Tenant stipulate to all Floor Area calculations made from time-to-time by Landlord.

2.37. Floor Area of the Premises means the number of square feet of Floor Area specified at Section 1.3.

2.38. Force Majeure is defined at Section 27.13.

2.39. Governmental Regulations means all laws, statutes, ordinances, rules, regulations, zoning codes, building codes, standards and requirements now or hereafter in force of all governmental and quasi-governmental authorities, and of all board of fire insurance underwriters, having jurisdiction of the Premises or the Center.

2.40. Grand Opening Charge is defined at Section 5.9.

2.41. Grand Opening Event means each time after the Effective Date (a) a new Major Occupant initially opens its premises in the Center to the public or (b) the amount of leasable Floor Area in the Center increases by 20,000 or more square feet.

2.42. Gross Sales is defined at Section 7.1.1.

2.43. Guarantor(s) means those person(s) and/or entities whose name(s) appear at Section 1.22.

2.44. Hazardous Materials means any and all substances, chemicals, wastes, sewage or other materials that are now or hereafter regulated, controlled or prohibited by any Environmental Laws, including, without limitation, any (a) substance defined as a “hazardous substance”, “extremely hazardous substance”, “hazardous material”, “hazardous chemical”, “hazardous waste”, “toxic substance” or “air pollutant” by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; or the Occupational Safety and Health Standards, 25 C.F.R. 1910-1000 et seq., or regulations promulgated thereunder, all as amended to date and as amended hereafter; (b) hazardous substance, hazardous waste, toxic substance, toxic waste or hazardous material, waste, chemical or compound described in any other Environmental Laws; and
(c) asbestos, polychlorinated biphenyls, urea formaldehyde insulation, flammable or explosive or radioactive materials, gasoline, oil, motor oil, waste oil, petroleum (including, without limitation, crude oil or any component thereof), petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, and other regulated chemical products.

2.45.	HVAC means heating, ventilating and air conditioning system(s).
2.46.	Intentionally Omitted (Form)
2.47.	Improvementsmeans all existing and future fixtures, installations, alterations, replacements, additions, changes and improvements to the Premises.

2.48. Index means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, U.S. City Average, Subgroup “All Items” (1982-84=100). If the foregoing Index is not available, then the successor or substitute index published by the Bureau of Labor Statistics shall be used by Landlord as the Index. If the Bureau of Labor Statistics does not publish such successor or substitute Index, a reliable governmental or other non-partisan publication evaluating substantially the same consumer information shall be used by Landlord for the Index. If Landlord uses any substitute or successor index or other publication, the same shall be converted to a basis of 100 if the basis used for such other index or publication is less than 100.

2.49. Insured Casualty means damage or destruction the repair of which is fully covered by insurance proceeds made available to Landlord for repair and restoration pursuant to any insurance policy required to be carried by Landlord under the terms of this Lease.

2.50. Insuring Party is defined in Section 8.1.3.

2.51. Involuntary Assignment means any transfer of interest of Tenant in the Lease by operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy, or in any bankruptcy or insolvency proceeding) and each of the following acts shall be considered an Involuntary Assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under any bankruptcy law in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other such person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; (b) if a writ of attachment or execution is levied on this Lease; (c) if, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises; or (d) there is any assumption, assignment, sublease or other transfer under or pursuant to the Bankruptcy Code.

2.52. Intentionally Omitted (Form)

2.53. Landlord is defined in the preamble to this Lease.

2.54. Landlord Parties means, collectively, the Manager, Landlord’s Designees and the respective past, present and future partners, officers, directors, shareholders, beneficiaries, trustees, employees, agents and independent contractors of both Landlord and Manager.

2.55. Landlord’s Address for Notices means the address specified at Section 1.17.

2.56. Landlord’s Broker(s) means the broker(s), if any, specified at Section 1.20.

2.57. Landlord’s Designees means, collectively, the Manager, the Mortgagee, any lessors under any ground or underlying leases liening the Premises and such person(s) designated by Landlord as having an insurable interest in the Premises.

2.58. Landlord’s Statement Address means the address for Landlord set forth at Section 1.24.

2.59. Landlord’s Work is defined at Exhibit C.

2.60. Lease is defined in the preamble to this Lease.

2.61. Lease Year means, as to the first Lease Year, the period from the Rent Commencement Date through the immediately following December 31, and as to each subsequent Lease Year, the period of January 1 of a given year through the immediately following December 31 of the same year; however, the last Lease Year shall end upon the Expiry Date.

2.62. Major Destruction means any destruction (whether or not an Insured Casualty) (a) to the extent of more than twenty five percent (25%) of the full replacement cost of any of the Premises, the Building, the parking structures located at the Center or the Center, as the case may be, as of the date of destruction, (b) that will take in excess of one (1) year to complete repair and restoration, or (c) that occurs at any time during the last twenty four (24) months of the Term.

2.63. Major Occupant means each Occupant (if any) occupying premises containing at least 40,000 square feet of contiguous Floor Area, and shall include such Occupants who have (if any) contiguous stores with different trade names but with direct access between or among such stores.

2.64. Major Occupant Stores means (a) each of the premises (if any) identified on Exhibit A as a “Major Occupant Store” and (b) the premises occupied, or designated for occupancy, by Major Occupants.

2.65. Mall means (a) that portion of the Common Area which is contained in the enclosed mall, if the Center contains an enclosed mall, or (b) the Common Area of the Center, if the Center does not contain an enclosed mall.

2.66. Manager means such entity with whom Landlord then has an agreement to manage the Center.

2.67. Marketing Fund Charge means the annual figure specified at Section 1.14, as the same may be adjusted from time-to-time pursuant to the Lease.

2.68. Marketing Service means the promotion and media service directed by Landlord, the purpose of which shall be to promote the Center in a manner deemed appropriate in Landlord’s reasonable judgment and may include, without limitation, marketing sales promotions, specified events, community relations, and advertising and promotions through television, radio, print, electronic and other media.

2.69. mezzanine is defined at Exhibit C.

2.70. Monthly Base Sales means the monthly figure specified at Section 1.10, as the same may be adjusted from time-to-time pursuant to this Lease.

2.71. Monthly Fixed Minimum Rent means the monthly rent sum specified at Section 1.8, as the same may be adjusted from time-to-time pursuant to this Lease.

2.72. Monthly Sales Statement means a written statement in the form attached as Exhibit G to the Lease certified to be true and correct by an Authorized Officer of Tenant.

2.73. Mortgage and Mortgagee are each defined in Section 26.1.

2.74. Notice of Transfer Termination is defined at Section 14.5.1.

2.75. Occupant means any entity, inclusive of Tenant and exclusive of Landlord (except to the extent Landlord operates any retail business open to the public in the Center), entitled by any form of instrument to occupy Floor Area in the Center.

2.76. OFAC is defined at Section 27.25.1.1.

2.77. Percentage Rent means the amount, if any, equal to the product obtained by multiplying the Percentage Rent Rate by the amount of Gross Sales for each Lease Year during the Term that is in excess of the Annual Base Sales for each such Lease Year.

2.78. Percentage Rent Rate means the rate specified at Section 1.9.

2.79. Permitted Exclusions is defined at Section 7.1.2.

2.80. Permitted Use means the use specified at Section 1.11.

2.81. Personal Property means all of the following which do not otherwise constitute Attached Fixtures: Tenant’s trade fixtures, equipment, appliances, furniture, displays, Storefront Sign, other signs, inventory, merchandise and other personal property.

2.82. Plan Review Fee means the sum of $2,500.00; however, (a) if the scope of the plans depicts nothing more than painting, carpeting, installing or remodeling the storefront and Storefront Sign, such sum shall be in the amount of $1,250.00, and (b) if the scope of the plans depicts nothing more than the Storefront Sign, such sum shall be in the amount of $500.00. The Plan Review Fee shall be subject to annual increase (but never a decrease) on each anniversary of the Effective Date as follows: The Index published four (4) months prior to the Effective Date (“Base Year” for purposes of this Section only) shall be compared to the Index published four (4) months prior to each anniversary of the Effective Date anniversary (“Comparison Year” for purposes of this Section only), and the Plan Review Fee shall be increased by the percentage increase, if any, in the Index published for the Comparison Year over the Index published for the Base Year.

2.83. Plan Revisions is defined at Exhibit C.

2.84. Premises means that certain space identified at Section 1.2.

2.85. Proposed Transfer Date means the effective date of such Transfer, as specified by Tenant in writing to Landlord.

2.86. Radius is defined at Section 1.16.

2.87. Real Estate Taxes means, without limitation, all taxes (except for franchise, gift, estate, inheritance or net income taxes [unless and then only to the extent that net income taxes are a substitute for real estate taxes]), assessments and reassessments (whether resulting from any new construction, renovation or replacement of existing improvements or a transfer of all or any portion of the Center or otherwise), whether special or general, bonds, permit fees, license fees, license taxes, levies and penalties imposed, assessed or levied against the Center or any portion thereof by any authority having the direct or indirect power to impose, assess or levy the same, including, without limitation, any city, county, state or federal government or agency thereof, or any school, agricultural, lighting, drainage, fire, street, sanitary, community facilities or other improvement district thereof; all taxes, fees and/or charges on the operation and use of the Center or Common Area imposed by any federal, state or local governmental entity; all impositions (whether or not such impositions constitute tax receipts to governmental agencies) in substitution, partially or totally, of any impositions now or previously included within the definition of real estate taxes, including, without limitation, those imposed or required by governmental agencies to increase tax increments to governmental agencies and for such services as fire protection, street, sidewalk and road maintenance, refuse removal and/or for other governmental services formerly provided without charge to property owners or occupants (it being the intention of Landlord and Tenant that all such new and/or increased impositions and all similar impositions be included within the definition of Real Estate Taxes for purposes of this Lease); interest on the foregoing to the extent any of the same are paid in installments; and the costs of professionals and counsel to analyze tax bills and prosecute any challenges, protests, refunds and appeals.

2.88. Refund Date means the date which is the later of (a) the Expiry Date or date of earlier termination of this Lease, or (b) the date Tenant has fully performed all of its Surrender Obligations under Section 13.1.

2.89. Refurbishment is defined at Section 12.2.

2.90. Refurbishment Notice is defined at Section 12.2.

2.91. Reimbursed Cost(s) means Landlord’s cost for performing specific work or services, or providing materials on behalf of Tenant, together with interest at the Agreed Rate, calculated from the date Landlord performs such work or services, or provides such materials, until the date that any such cost(s) are paid by Tenant. Tenant shall pay any Reimbursed Costs within ten (10) days after Landlord’s written demand therefor.

2.92. Relocation Notice is defined at Section 17.5.

2.93. Rent means Fixed Minimum Rent, Percentage Rent and Additional Rent.

2.94. Rent Commencement Date means the date specified at Section 1.6.

2.95. Rent Inquiry Address means the addresses for Landlord and Tenant, respectively, set forth at Section 1.23.

2.96. Request to Transfer is defined at Section 14.3.

2.97. Required Opening Date means the date specified at Section 1.5.

2.98. Review Fee is defined at Section 14.11.

2.99. RMUs means sales areas, display areas, carts, kiosks and other retail merchandising units of Occupants located from time-to-time in the Common Area.

2.100. Rules means such rules and regulations established from time-to-time by Landlord with respect to the Center.

2.101. Security Deposit means the sum specified at Section 1.13.

2.102. Storefront Sign means the sign for the Premises facing onto the Mall which shall contain no name other than the Trade Name.

2.103. Subletting and Sublet mean a subletting of all or any portion of the Premises or any concession, franchise or license with respect to the Premises.

2.104. Substitute Lease is defined at Section 17.5.

2.105. Superior Agreements means all mortgages, deeds of trust, ground leases, reciprocal easement agreements, declarations, covenants, conditions, restrictions, easements, rights-of-way and other matters of record (whether placed of record on, prior to, or after the Effective Date) affecting all or any portion of the Center, as the same may be modified, amended and supplemented from time-to-time.

2.106. Surrender Obligations is defined at Section 13.1.

2.107. Taking means any taking or appropriation for public or quasi-public use by the right of eminent domain or otherwise by a taking in the nature of inverse condemnation, with or without litigation, or a transfer by agreement in lieu thereof.

2.108. Temporary Tenants means all Occupants under leases, licenses or other agreements each with an original stated term of twelve (12) months or less.

2.109. Tenant is defined in the preamble to this Lease.

2.110. Tenant Coordinator is defined at Exhibit C.

2.111. Tenant Package is defined at Exhibit C.

2.112. Tenant Parties means, collectively, Tenant’s Occupants and the respective past and present officers, directors, shareholders, invitees, customers, agents, employees and independent contractors of both Tenant and Tenant’s Occupants.

2.113. Tenant’s Address for Notices means the address specified at Section 1.18.

2.114. Tenant’s Architect is defined at Exhibit C.

2.115. Tenant’s Broker(s) means the broker(s), if any, specified at Section 1.21.

2.116. Tenant’s Contractor is defined at Exhibit C.

2.117. Tenant’s Occupants means all concessionaires, licensees, subtenants, assignees and others holding any rights to, or interest in, any part of the Premises under Tenant.

2.118. Tenant’s Receipts is defined at Section 7.2.

2.119. Tenant’s Records is defined at Section 7.2.

2.120. Tenant’s Representative is defined at Exhibit C.

2.121. Tenant’s Share means a fraction, the numerator of which is the Floor Area of the Premises and the denominator of which is the Floor Area of the Center (inclusive of the Premises, but exclusive of the Excluded Floor Area), which is from time-to-time occupied and open for business.

2.122. Tenant’s Work is defined at Exhibit C.

2.123. Term means the period of time specified at Section 1.4.

2.124. Trade Name means the name(s) specified at Section 1.12.

2.125. Transfer and Transferring mean either an Assignment or a Subletting or both, as the case may be.

2.126. Transferee means all of the following: Concessionaire(s), franchisee(s), licensee(s), assignee(s) and subtenant(s), as the case may be.

2.127. Unamortized Amount shall mean an amount equal to the remaining unamortized net cost paid by Tenant for Improvements (less all amounts either [a] paid by Landlord toward such Improvements, or [b] spent by Tenant on Personal Property) amortized on a straight line basis over the initial term of the Lease.

2.128. Uninsured Casualty means damage or destruction resulting from any flood, earthquake, act of war, act of terrorism, nuclear reaction, nuclear radiation or radioactive contamination, or any other casualty of any kind or nature whatsoever which is not an Insured Casualty.

2.129. Utilities means all water, gas, sewer, heat, electricity, steam, chilled water, conditioned water, hot water, sprinklers, fire-safety systems, lighting, power, HVAC, telephone service and other telecommunications services, sewer service, refuse removal service and all other utilities and related services.

2.130. Utility Facilities means any and all systems, machinery, facilities, installations, supply lines, transformers, pipes, conduits, ducts, penetrations, components, appurtenances and equipment, located on or at the Center, for the generation or supply of any Utilities (including, without limitation, any central plants and individual HVAC units owned or maintained by Landlord).

2.131. Vacation is defined at Section 19.1.3.

2.132. Variable Costs means Real Estate Taxes together with an Administrative Charge calculated on Real Estate Taxes.

EXHIBIT E

CENTER RIDER

(Arrowhead Towne Center)
1. GENERAL PROVISIONS

1.1. Purpose. This Exhibit E sets forth certain provisions particular to the Center and the state in which the Premises are located.

1.2. Prevailing Provisions. If there are any inconsistencies between the Lease and the provisions of this Exhibit E, the provisions of this Exhibit E shall prevail.

1  Definitions. Unless otherwise expressly defined in this Exhibit E, all capitalized words shall have the meanings specified in the Lease.
2  AMENDMENT AND SUPPLEMENTS

The following Articles and Sections of the Lease are amended and supplemented as follows:

2.1. Article 5 (Rent) is amended by adding to the Section captioned “Marketing Fund Charge”, the following:

If Landlord, at its sole option, produces or causes to be produced a direct mail, broadcast, print or other advertising device featuring tenants of the Center, then, if requested by Landlord from time-to-time for any given Lease Year, Tenant shall participate in such advertising at least twice during such Lease Year (or as often as the same is produced, if less than twice during such Lease Year). In no event, however, shall the foregoing provisions be construed to obligate Landlord for any given Lease Year to produce or cause to be produced any such advertising. Tenant shall pay to Landlord, in addition to all other Rent, the cost of each such advertisement within thirty (30) days following receipt of an invoice therefor, which cost shall be reasonably determined by Landlord from time-to-time based upon Landlord’s reasonably anticipated costs and expenses incurred in connection therewith. If Landlord implements a program and/or system of gift certificates or similar program and/or system, Tenant shall (a) participate therein, (b) utilize any equipment and/or software necessary to implement the same, (c) be responsible for any costs associated therewith and (d) execute any necessary documentation to effectuate the program.

2.2. Section 20.1.1 (Continue Lease) is deleted in its entirety and the following substituted in lieu thereof:

20.1.1 Terminate Possession Without Terminating the Lease. Landlord may recover possession of the Premises after Tenant’s default, without terminating the Lease, and recover any and all Rents due under the Lease throughout the remaining Term, subject only to Landlord’s duty to mitigate damages. In such event, Landlord may, in its sole and absolute discretion, recover any and all amounts due under the Lease, from time-to-time, until the expiration of the Term. Nevertheless, Landlord expressly reserves the right to terminate the Lease at any time.

2.3. Section 20.1.2 (Terminate Lease) is amended by deleting the caption “Terminate Lease” and substituting in lieu thereof the caption “Terminate Possession and the Lease”.

2.4. Article 27 (Miscellaneous) is amended be adding the following new Sections to the end thereof:

No Dual Agency of Landlord’s Broker. Landlord hereby discloses to Tenant that Westcor Partners, L.L.C., an Arizona limited liability company, and Macerich Westcor Management LLC, a Delaware limited liability company, are both licensed real estate brokers in the State of Arizona, one or both of which have acted as Landlord’s sole agents in connection with the leasing of the Premises to Tenant pursuant to the terms and provisions of the Lease, and Landlord hereby expressly agrees to pay all brokerage commissions payable, if any, to such licensee(s). In that regard, or in the event Landlord is alternatively, or in addition thereto, represented by any other person, corporation, partnership or other entity holding a real estate license, Tenant hereby expressly acknowledges and agrees that (a) such licensee(s) shall, for all purposes hereunder or at law or in equity, be acting as agent(s) of Landlord only and (b) no dual agency shall be deemed to exist or to have been created by any such licensee’s actions, statements, warranties or representations (whether verbal or written) or by omission thereof, so that under no circumstances shall any such licensee(s) ever be deemed in any way to be the agent of Tenant in connection with the leasing of the Premises to Tenant pursuant to the terms and provisions of the Lease. Tenant hereby expressly waives any and all claims that such dual agency exists and further acknowledges and agrees that there shall be absolutely no liability on the part of Landlord or any such agent(s) or licensee(s) of Landlord arising as a result of any such claim, notwithstanding any action, statement, warranty or representation of any kind (whether written or oral) to the contrary made to Tenant by such agent(s) or licencee(s). For purposes of this Section, the terms “licensee(s)” and “agents(s)” shall be deemed to also include subagents and employees of such licensee(s), agent(s) or subagent(s).

2.5. Exhibit D (Excluded Floor Area). The defined term “Excluded Floor Area” is modified by the addition of the following language to the end thereof:

Notwithstanding anything to the contrary contained herein, Excluded Floor Area shall also mean the Floor Area of all restaurants.

EXHIBIT F

Exhibit F has been Intentionally Omitted

EXHIBIT F - PAGE 1
EXHIBIT G MONTHLY AND ANNUAL SALES STATEMENT FORM

Center:

Store Name/Number:
	CERTIFIED GROSS SALES	CERTIFIED PERMITTED EXCLUSIONS
January
February
March
April
May
June
July
August
September
October
November
December

Details have been attached explaining Permitted Exclusions as required by the applicable provisions of the Lease.

I certify that the sales indicated above are true and correct.

Name:
Title:
Authorized Signatory

GUARANTEE OF LEASE

THIS GUARANTEE OF LEASE (“Guarantee”) is made as of this day ofby Tradeshow Marketing Co Ltd., a Nevada corporation (collectively, “Guarantors” and individually, each a “Guarantor”), whose addresses are set forth in Section 9 hereof, in favor of New River Associates (“Landlord”), having an office at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90407.

WHEREAS, Landlord and SANDSTROM As Seen On TV Franchising Company, a Nevada corporation (“Tenant”) desire to enter into that certain Lease Agreement made as of even date herewith (“Lease”), concerning the premises commonly referred to as space number 2136 (“Premises”) in the commercial project located at Arrowhead Towne Center (“Center”) in the City of Glendale, County of Maricopa, State of Arizona;

WHEREAS, Guarantors have a financial interest in Tenant; and

WHEREAS, Landlord would not execute the Lease if Guarantors did not execute and deliver to Landlord this Guarantee.

NOW, THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute the Lease, Guarantors hereby jointly, severally, and absolutely, presently, continually, unconditionally and irrevocably guarantee the prompt payment by Tenant of all rentals and all other sums payable by Tenant under the Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of the Lease to be kept and performed by Tenant, and further agree as follows:

1  It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Landlord and Tenant, or by course of conduct and each Guarantor does guarantee and promise to perform all of the obligations of Tenant under the Lease as so altered, affected, modified, amended, compromised, released or changed and the Lease may be assigned by or with the consent of Landlord or any assignee of Landlord without consent or notice to Guarantors and that this Guarantee shall thereupon and thereafter guarantee the performance of the Lease as so changed, modified, amended, compromised, released, altered or assigned.
2  This Guarantee shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant) or any other Guarantor, including without limitation, any other Guarantor named herein, from any liability with respect to Guarantors’ obligations hereunder.
3  Each Guarantor’s liability under this Guarantee shall continue until all rents due under the Lease have been paid in full in cash and until all other obligations to Landlord have been satisfied, and shall not be reduced by virtue of any payment by Tenant of any amount due under the Lease. If all or any portion of Tenant’s obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.
4  Each Guarantor warrants and represents to Landlord that such Guarantor now has and will continue to have full and complete access to any and all information concerning the Lease, the value of the assets owned or to be acquired by Tenant, Tenant’s financial status and its ability to pay and perform the obligations owed to Landlord under the Lease. Each Guarantor further warrants and represents that such Guarantor has reviewed and approved copies of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as any of Guarantors’ obligations hereunder remains unsatisfied or owing to Landlord, each Guarantor shall keep fully informed as to all aspects of Tenant’s financial condition and the performance of said obligations.
5  Each Guarantor hereby covenants and agrees with Landlord that if a default shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other obligation of Tenant under the Lease, such Guarantor shall and will forthwith upon demand pay such sums, and any arrears thereof, to Landlord in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Tenant.
6  The liability of Guarantors under this Guarantee is a guarantee of payment and performance and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease or the pursuit by Landlord of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.
7  To the extent permitted by law, each Guarantor hereby waives and agrees not to assert or take advantage of: (a) All notices to Guarantor (or any of them), to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guarantee or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and, except to the extent set forth in Section 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (b) notice of acceptance of this Guarantee; (c) demand of payment, presentation and protest; (d) demand for performance, (e) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (f) any right or defense that may arise by reason of the incapability, lack or authority, death or disability of Tenant or any other person; (g) any statute of limitations affecting the enforcement of this Guarantee; (h) all principles or provisions of law which conflict with the terms of this Guarantee and
(i) any right to enter upon or take possession of the Premises or to cure any default on behalf of Tenant. Moreover, each Guarantor agrees that such Guarantor’s obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

8. Each Guarantor agrees that Landlord may enforce this Guarantee without the necessity of proceeding against Tenant or any other guarantor, including, without limitation, any other Guarantor named herein. Each Guarantor hereby waives the right to require Landlord to proceed against Tenant, to proceed against any other guarantor, including, without limitation, any other Guarantor named herein, to exercise any right or remedy under the Lease or to pursue any other remedy or to enforce any other right.

9. Each Guarantor agrees:

9.1. That nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor.

9.2. That such Guarantor shall have no right of subrogation against Tenant or any right of contribution against any other Guarantor hereunder unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied. Each Guarantor further agrees that, to the extent the waiver of such Guarantor’s rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation such Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant, and any rights of contribution such Guarantor may have against any other Guarantor shall be junior and subordinate to any rights Landlord may have against such other Guarantor.

9.3. To the extent any dispute exists at any time between or among any of the Guarantors as to any Guarantor’s right to contribution or otherwise, to indemnify, defend and hold Landlord harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys’ fees and costs) Landlord may suffer as a result of such dispute.

9.4. The obligations of each Guarantor under this Guarantee shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or any defense which Tenant may have by reason of order, decree or decision of any court or administrative body resulting from any such case. Landlord shall have the sole right to accept or reject any plan on behalf of each Guarantor proposed in such case and to take any other action which such Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Each Guarantor acknowledges and agrees that any payment which accrues with respect to Tenant’s obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantors’ obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Each Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced. Each Guarantor hereby assigns to Landlord such Guarantor’s right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

9.5. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guarantee or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guarantee) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by first-class mail, postage pre-paid, addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made on the day it is hand-delivered or one day after it is mailed, unless it is mailed outside of the county in which the Center is located, in which case it shall be deemed to have been given, rendered or made on the third business day after the day it is mailed. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

To Guarantors:	2498 West 41st Avenue, Box 137
Vancouver, British Columbia V6M 4B8
To Landlord:	New River Associates j Macerich Company
P.O. Box 2172 401 Wilshire Boulevard, Suite 700 Santa Monica, California 90407 Attention: Legal Department

10. Each Guarantor represents and warrants to Landlord as follows:

10.1. No consent of any other person, including, without limitation, any creditors of such Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Guarantor in connection with this Guarantee or the execution, delivery, performance, validity or enforceability of this Guarantee and all obligations required hereunder. This Guarantee has been duly executed and delivered by such Guarantor, and constitutes the legally valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms.

10.2. The execution, delivery and performance of this Guarantee will not violate any provision of any existing law or regulation binding on such Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Guarantor is a party or by which such Guarantor or any of such Guarantor’s assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of such Guarantor’s property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

1  The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantors hereunder to do and provide the same relative to Guarantors.
2  This Guarantee shall be binding upon each Guarantor, such Guarantor’s heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. Any married person executing this Guarantee agrees that recourse may be had against community assets and against his or her separate property for the satisfaction of all obligations herein guaranteed. As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.
3  The term “Landlord” whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of the said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of the said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord’s interest in or to Premises (as that term is used in the Lease) or the rents, issues and profits therefrom, or in, to or under the Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantors of the Landlord’s interest in the Premises or under the Lease shall affect the continuing obligations of Guarantors under this Guarantee, which obligations shall continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, of any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.
4  The term “Tenant” whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee of the said Lease or sublessee of the Premises and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or Premises or any part thereof, whether by assignment, sublease or otherwise.
5  In the event of any dispute or litigation regarding the enforcement or validity of this Guarantee, Guarantors shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.
6  This Guarantee shall be governed by and construed in accordance with the laws of the state in which the Center is located, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of the state in which the Center is located.
7  Every provision of this Guarantee is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.
8  This Guarantee may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guarantee with the same effect as if all parties had signed the same signature page. Any signature page of this Guarantee may be attached from any counterpart of this Guarantee and re-attached to any other counterpart of this Guarantee identical in form hereto but having attached to it one or more additional signature pages.

1  No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guarantee shall impair any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
2  This Guarantee shall constitute the entire agreement between each Guarantor and the Landlord with respect to the subject matter hereof. No provision of this Guarantee or right of Landlord hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, director or trustee of Landlord.
3  The liability of each Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and such Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.
4  LANDLORD AND EACH GUARANTOR EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE, INCLUDING ANY EMERGENCY AND OTHER STATUTORY REMEDY WITH RESPECT THERETO. LANDLORD AND EACH GUARANTOR ALSO AGREES THAT THE VENUE OF ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE IN THE CITY, COUNTY AND STATE IN WHICH THE CENTER IS LOCATED.

IN WITNESS WHEREOF, Guarantors have executed this Guarantee as of the day and year first above written.

Tradeshow Marketing Co Ltd., a Nevada corporation

By: Name:
Its: President
By: Name:
Its: Vice President

STATE OF NEVADA	)
	)	SS.
COUNTY OF	)

On before me, , a Notary Public in and or for said State, personally appeared __________________ and _________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public
SEAL